Form 10-K, Exhibit 13
period 1996-12-31
DIVERSIFIED FUTURES TRUST I
filed 1997-03-28
CIK 926805

                                                  1996
--------------------------------------------------------------------------------
Diversif ied Futures Trust I                      Annual
                                                  Report

                          DIVERSIFIED FUTURES TRUST I
    LETTER TO THE INTEREST HOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996

                         1177 Avenue of the Americas      Telephone 212 596 7000
                         New York, NY 10036               Facsimile 212 596 8910

Price Waterhouse LLP                                      (LOGO)

                       Report of Independent Accountants

January 29, 1997

To the Interestholders of
Diversified Futures Trust I

   In our opinion, the accompanying statement of financial condition and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I (the ``Trust'') at December 31, 1996, and the results of its operations and the changes in its trust capital for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
   Touche LLP
                        --------------------------------------------------------
                        Two World Financial Center Telephone: (212) 436-2000 New York, New York 10281-1414 Facsimile: (212) 436-5000


                          INDEPENDENT AUDITORS' REPORT

To the Interestholders of
Diversified Futures Trust I

   We have audited the accompanying statement of financial condition of Diversified Futures Trust I as of December 31, 1995, and the related statements of operations and changes in trust capital for the period from January 5, 1995 (commencement of operations) to December 31, 1995. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Diversified Futures Trust I as of December 31, 1995, and the results of its operations for the period from January 5, 1995 (commencement of operations) to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

January 29, 1996

-----------------
Deloitte Touche
Tohmatsu
International
-----------------
                                       2A

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          1996              1995
-----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $79,506,881      $  46,513,372
Net unrealized gain on open commodity positions                          1,513,343          2,991,304
                                                                      -------------     -------------
Net equity                                                              81,020,224         49,504,676
Other receivable                                                            20,607             14,831
                                                                      -------------     -------------
Total assets                                                           $81,040,831      $  49,519,507
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 7,223,685      $   2,658,946
Management fee payable                                                     270,136            165,065
Incentive fee payable                                                    2,055,497                 --
                                                                      -------------     -------------
Total liabilities                                                        9,549,318          2,824,011
                                                                      -------------     -------------
Commitments
Trust capital
Limited interests (401,784.703 and 323,307.195 interests
outstanding)                                                            70,776,499         46,119,407
General interests (4,059 and 4,038.53 interests outstanding)               715,014            576,089
                                                                      -------------     -------------
Total trust capital                                                     71,491,513         46,695,496
                                                                      -------------     -------------
Total liabilities and trust capital                                    $81,040,831      $  49,519,507
                                                                      -------------     -------------
                                                                      -------------     -------------
Net asset value per limited and general interests (``Interests'')      $    176.16      $      142.65
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                 Period from
                                                                               January 5, 1995
                                                                               (commencement of
                                                          Year Ended            operations) to
                                                         December 31,            December 31,
                                                             1996                    1995
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions              $ 22,881,256            $ 13,730,954
Change in net unrealized gain on open commodity
  positions                                                (1,477,961)              2,991,304
Interest income                                             3,082,397               2,281,360
                                                         ------------     --------------------------
                                                           24,485,692              19,003,618
                                                         ------------     --------------------------
EXPENSES
Commissions                                                 4,747,920               3,084,349
Management fees                                             2,529,237               1,647,574
Incentive fees                                              2,098,515               1,841,206
                                                         ------------     --------------------------
                                                            9,375,672               6,573,129
                                                         ------------     --------------------------
Net income                                               $ 15,110,020            $ 12,430,489
                                                         ------------     --------------------------
                                                         ------------     --------------------------
ALLOCATION OF NET INCOME
Limited interests                                        $ 14,958,815            $ 12,254,400
                                                         ------------     --------------------------
                                                         ------------     --------------------------
General interests                                        $    151,205            $    176,089
                                                         ------------     --------------------------
                                                         ------------     --------------------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net income per weighted average limited and general
  interest                                               $      36.56            $      40.56
                                                         ------------     --------------------------
                                                         ------------     --------------------------
Weighted average number of limited and general
  interests outstanding                                   413,243.780             306,476.399
                                                         ------------     --------------------------
                                                         ------------     --------------------------
----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Initial trust capital--December 31, 1994         10.000     $        --     $  1,000      $     1,000
Contributions                               388,899.267      42,483,200      399,000       42,882,200
Net income                                           --      12,254,400      176,089       12,430,489
Redemptions                                 (61,563.542)     (8,618,193)          --       (8,618,193)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1995            327,345.725      46,119,407      576,089       46,695,496
Contributions                               164,986.430      23,425,200       83,500       23,508,700
Net income                                           --      14,958,815      151,205       15,110,020
Redemptions                                 (86,488.452)    (13,726,923)     (95,780 )    (13,822,703)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1996            405,843.703     $70,776,499     $715,014      $71,491,513
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Diversified Futures Trust I (the ``Trust'') was organized under the Delaware Business Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the ``Trust Agreement''). On January 5, 1995, the Trust completed its initial offering having raised $25,262,800 from the sale of 249,628 limited interests (``Limited Interests'') and 3,000 general interests (``General Interests'') (collectively, the ``Interests'') and commenced operations. The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust's trustee is Wilmington Trust Company. The managing owner of the Trust is Prudential Securities Futures Management Inc. (the ``Managing Owner''), a wholly-owned subsidiary of Prudential Securities Incorporated (``PSI''), which, in turn, is a wholly-owned subsidiary of Prudential Securities Group Inc. (``PSGI''). PSI was the principal underwriter of the Interests and is the commodity broker of the Trust. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   The Trust was permitted to sell a maximum of $50,000,000 of Limited Interests, plus $50,000,000 of additional Limited Interests when PSI and the Managing Owner exercised the over-subscription option granted to them by the Trust Agreement. Following the close of the initial offering period, additional Interests were offered and sold monthly at their month-end net asset value (``NAV'') per Interest during a continuous offering period which expired on August 31, 1996. Additional contributions raised during the Continuous Offering Period resulted in additional proceeds to the Trust of $41,129,100 from the sale of 299,640 Limited Interests and 1,628 General Interests.

   All trading decisions are made for the Trust by John W. Henry & Co., Inc. (the ``Trading Manager''). The Trading Manager was initially allocated the Trust's assets to be traded pursuant to five of its trading programs as follows:
50% to the Financial and Metals Portfolio; 20% to the Global Financial Portfolio; 20% to the Original Investment Program; 5% to the G-7 Currency Portfolio; and 5% to the Yen Financial Portfolio. The Trading Manager may alter the relative percentages only if the Managing Owner does not object to any such alteration. No alterations have been made to date; however, the relative percentages change from time to time as a result of the performance of the various trading programs. The Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies.

B. Summary of Significant Accounting Principles

Basis of accounting

   The books and records of the Trust are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, ``Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.''

Income taxes

   The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders. Net realized profits or losses remaining after these allocations are allocated to each Interest holder in proportion to such Interest holder's capital account at year-end. Net income or loss for financial reporting purposes is allocated monthly for all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than on redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   Additional Interests were offered monthly at their month-end NAV per Interest until the continuous offering period expired on August 31, 1996 as further discussed in Note A.

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any full calendar quarter (beginning with the end of the first full calendar quarter of the Trust's operations, which was June 30,
1995) at the then current NAV per Interest.

C. Fees

Organizational and general and administrative costs

   PSI or its affiliates paid the costs of organizing the Trust and offering its Interests and pay the routine operational, administrative, legal and auditing expenses.

Management and incentive fees

   The Trust pays the Trading Manager a monthly management fee equal to 1/3 of 1% (a 4% annual rate) of the Trust's NAV as of the end of each month.

   In addition, the Trust pays the Trading Manager a quarterly incentive fee equal to 15% of the New High Net Trading Profits (as defined in the Advisory Agreement between the Trust, the Managing Owner and the Trading Manager).

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement with PSI as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The monthly fee equals .64583 of 1% (7.75% per annum) of the Trust's NAV as of the first day of each month. From this fee, PSI pays all of the Trust's execution (i.e., floor brokerage expenses and NFA, clearing and exchange fees) and account maintenance costs.

D. Related Parties

   The Managing Owner and its affiliates perform services for the Trust which include, but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to costs of organizing the Trust and offering its Interests as well as the routine operational, administrative, legal and auditing fees.

   The costs charged to the Trust for brokerage services for the year ended December 31, 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995 were $4,747,920 and $3,084,349, respectively.

   The Trust maintains its trading and cash accounts at PSI, the Trust's commodity broker. A significant portion of the Trust's cash is utilized for margin purposes for the Trust's commodity trading activities. PSI credits the Trust monthly with 100% of the interest it earns on the equity in these accounts.

   In connection with the Trust's interbank transactions, PSI engages in foreign currency forward transactions with the Trust and an affiliate of PSI who, as principal, attempts to earn a profit on the bid-ask spreads (which must be competitive) on any foreign currency forward transactions entered into between the Trust and PSI, on the one hand and, PSI and such affiliate on the other. In connection with its trading of foreign currencies in the interbank market, PSI may arrange bank lines of credit at major international banks. To the extent such lines of credit are arranged, PSI does not charge the Partnership for maintaining such lines of credit, but requires margin deposits with respect to forward contract transactions.

   As of December 31, 1996, a non-U.S. affiliate of the Managing Owner owns 5,170.071 Limited Interests of the Trust.

E. Income Taxes

   There are no differences between the tax basis and book basis of Interest holders' capital for the year ended December 31, 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995.

F. Credit and Market Risk

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level of volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Trust's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Trust's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Trust as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts, because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Trust presents unrealized gains and losses on open forward positions at a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission (``CFTC'') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1996 and 1995, such segregated assets totalled $53,711,518 and $38,453,139, respectively.

Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $26,551,088 and $11,074,805 at December 31, 1996 and 1995 respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1996 and 1995, the Trust's open forward and futures contracts mature within one year.

   At December 31, 1996 and 1995, gross contract amounts of open futures and forward contracts are:

                                                   December 31,     December 31,
                                                       1996             1995
                                                   ------------     ------------
Financial Futures Contracts:
  Commitments to purchase                          $246,536,386     $355,381,599
  Commitments to sell                              $ 85,149,239     $ 43,243,625
Currency Forward Contracts:
  Commitments to purchase                          $ 55,393,671     $  2,211,904
  Commitments to sell                              $ 61,497,457     $ 65,731,133
Other Futures Contracts:
  Commitments to purchase                          $  6,735,960     $  9,454,717
  Commitments to sell                              $ 25,980,949     $ 12,669,806

   The gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or forward contract). The gross contract amounts significantly exceed the future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the ``fair value'' of its futures and forward contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1996 and 1995, the fair value of open futures and forward contracts was:

                                      December 31, 1996                       December 31, 1995
                            -------------------------------------   -------------------------------------
                                         Fair Value                              Fair Value
                            -------------------------------------   -------------------------------------
                                 Assets            Liabilities           Assets            Liabilities
                            -----------------   -----------------   -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Financial                 $    66,450         $   175,344         $   780,969          $      --
     Other                       1,219,801              58,011           1,264,572              5,200
  Foreign exchanges
     Financial                     542,415             847,344             975,707              4,182
     Other                           7,758                  --               2,706                 --
Forward Contracts:
  Currencies                     1,592,852             835,234             597,726            620,994
                            -----------------   -----------------   -----------------   -----------------
                               $ 3,429,276         $ 1,915,933         $ 3,621,680          $ 630,376
                            -----------------   -----------------   -----------------   -----------------
                            -----------------   -----------------   -----------------   -----------------

   The following table presents the average fair value of futures and options contracts during the years ended December 31, 1996 and 1995, respectively.

                                         Year ended                                Year ended
                                     December 31, 1996                         December 31, 1995
                           --------------------------------------    --------------------------------------
                                     Average Fair Value                        Average Fair Value
                           --------------------------------------    --------------------------------------
                                Assets             Liabilities            Assets             Liabilities
                           -----------------    -----------------    -----------------    -----------------
Futures Contracts:
  Domestic exchanges
     Financial                $   687,217          $   142,565          $   368,334          $    31,913
     Currencies                        --                   --            1,227,367              122,872
     Other                      1,170,685              209,225              591,415              142,176
  Foreign exchanges
     Financial                  2,812,953              208,886              675,573               58,066
     Other                         15,044                3,121                7,333                3,210
Forward Contracts:
     Currencies                 2,543,797              761,951            1,818,978              945,462
                           -----------------    -----------------    -----------------    -----------------
                              $ 7,229,696          $ 1,325,748          $ 4,689,000          $ 1,303,699
                           -----------------    -----------------    -----------------    -----------------
                           -----------------    -----------------    -----------------    -----------------

   The following table presents the net realized gains (loses) and the change in net unrealized gains/losses of futures and options contracts during the years ended December 31, 1996 and 1995, respectively:

                                                Year ended                                      Year ended
                                             December 31, 1996                               December 31, 1995
                               ---------------------------------------------   ---------------------------------------------
                                                  Change in                                       Change in
                                Net Realized    Net Unrealized                  Net Realized    Net Unrealized
                               Gains (Losses)    Gains/Losses       Total      Gains (Losses)    Gains/Losses       Total
                               --------------   --------------   -----------   --------------   --------------   -----------
Futures Contracts:
  Domestic exchanges
    Financial                   $  1,636,103     $   (889,863)   $   746,240    $  2,181,679      $  780,969     $ 2,962,648
    Currencies                            --               --             --       5,428,763              --       5,428,763
    Other                          4,450,476          (97,582)     4,352,894      (2,467,767)      1,259,372      (1,208,395)
  Foreign exchanges
    Financial                      9,207,763       (1,276,454)     7,931,309       4,191,506         971,524       5,163,030
    Other                            (12,364)           5,052         (7,312)        (54,848)          2,706         (52,142)
Forward Contracts:
    Currencies                     7,599,278          780,886      8,380,164       4,451,621         (23,267)      4,428,354
                               --------------   --------------   -----------   --------------   --------------   -----------
                                $ 22,881,256     $ (1,477,961)   $21,403,295    $ 13,730,954      $2,991,304     $16,722,258
                               --------------   --------------   -----------   --------------   --------------   -----------
                               --------------   --------------   -----------   --------------   --------------   -----------

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on January 5, 1995 with gross proceeds of $25,262,800 allocated to commodities trading. The Trust continued to offer Interests on a monthly basis until the continuous offering period ended pursuant to the terms of the offering on August 31, 1996.

   At December 31, 1996, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the equity in these accounts.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as ``daily limits.'' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Managing Owner attempts to minimize these risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust's futures, forward and options contracts.

   Redemptions of Limited Interests for the year ended December 31, 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995 were $13,726,923 and $8,618,193, respectively. Redemptions of General Interests for the year ended December 31, 1996 were $95,780. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 1996 were $22,345,116 and $95,780, respectively.
Additional contributions raised through the continuous offering period, which began on January 5, 1995 and expired on August 31, 1996, resulted in additional gross proceeds to the Trust of $23,508,700 during the year ended December 31, 1996 and $41,129,100 from the commencement of operations to August 31, 1996. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1996 was $176.16, an increase of 23.49% from the December 31, 1995 net asset value per Interest of $142.65, which was an increase of 42.65% from the Trust's initial net asset value per Interest of $100. The Trust outperformed the MAR (Managed Account Reports) Fund/Pool Index return in 1996 of 11.89%. The MAR tracked the performance of 420 futures funds in 1996. Past performance is not necessarily indicative of future results.

   The global interest rate, currency and metal sectors were solid performers for 1996. Trends in world currency markets reflected economic fundamentals as well as political developments, particularly the progress of the planned European Monetary Union. Global bond markets gained momentum in the second half of the year due to the low interest rate policies set by the U.S. Federal Reserve Bank and the central banks of Europe. After reaching a five year high in February, gold prices began a relentless decline throughout the year.

   Interest income earned and commissions and management fees incurred during the year ended December 31, 1996 were not comparable to the prior period, and increased in connection with the increase in traded assets as a result of the additional contributions discussed in Liquidty and Capital Resources above.

   Interest income is earned on deposits held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income was approximately $3,082,000 and $2,281,000 for the year ended December 31, 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995, respectively. The increase in interest income during 1996 was offset, in part, by a decline in interest rates in 1996 versus 1995.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions were approximately $4,748,000 and $3,084,000 for the year ended December, 31, 1996 and for the period from January 5, 1995 to December 31, 1995, respectively.

   All trading decisions for the Trust are made by John W. Henry & Co., Inc. Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees were approximately $2,529,000 and $1,648,000 for the year ended December 31, 1996 and for the period from January 5, 1995 to December 31, 1995, respectively.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement between the Trust, the Managing Owner and the Trading Manager. Incentive fees of approximately $2,099,000 and $1,841,000 resulted from strong trading performance for the year ended December 31, 1996 and for the period from January 5, 1995 through December 31, 1995, respectively.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1996.

--------------------------------------------------------------------------------
      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Diversified Futures Trust I is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1996 was $126.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited Interest holders without charge upon written request to:

       Diversified Futures Trust I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                  BULK RATE
P.O. Box 2016                                     U.S. POSTAGE
New York, NY 10272                                    PAID
                                                  Automatic Mail

PBDF1/171534