Form 10-K, Exhibit 13
period 1997-12-31
DIVERSIFIED FUTURES TRUST I
filed 1998-03-30
CIK 926805

                                                         1997
--------------------------------------------------------------------------------
Diversified Futures Trust I
                                                         Annual
                                                         Report

                          DIVERSIFIED FUTURES TRUST I

                                                                      March 1998
Dear Interest Holder:

   Enclosed is the Annual Report of Diversified Futures Trust I (the 'Trust') for the year ended December 31, 1997, including audited financial statements for the Trust which contain, among other things, the operating results for the year.

   The Trust posted a gain of 8.82% in 1997, compared to the MAR (Managed Account Reports) Fund/Pool Index return of 9.34%. MAR tracked the performance of 315 futures funds in 1997. At year-end, the Trust's net asset value per interest was $191.70*. Past performance is not necessarily indicative of future results.

   1997 was a profitable year for the Trust as gains were seen in the financial, currency, metal and index sectors. Gains were somewhat offset by losses in the energy, soft and grain sectors. Further information with respect to the Trust's performance is included in the section of the report entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

   John W. Henry & Company, Inc. ('JWH') had been trading the Trust's assets pursuant to five of its trading programs until April 1, 1997 when the Managing Owner reallocated the portion of the Trust's assets which were traded pursuant to JWH's Yen Financial Portfolio into its G-7 Currency Portfolio. We believe that this reallocation more effectively compliments the performance of the Trust.

   We value your continued participation as an Interest Holder of the Trust. Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

Sincerely yours,

Thomas M. Lane, Jr.
President and Director
Prudential Securities Futures Management Inc.

* As of March 25, 1998 the estimated net asset value per interest was $177.73.

1177 Avenue of Americas
New York, NY 10036
Telephone 212 596-7000
Facsimile 212 596-8910
Price Waterhouse LLP (LOGO)

                       Report of Independent Accountants

January 26, 1998

To the Interestholders of
Diversified Futures Trust I

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 1997 and 1996, and the results of its operations for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte & Touche LLP (LOGO)
Two World Financial Center
New York, NY 10281-1414
Telephone (212) 436-2000
Facsimile (212) 436-5000

                          INDEPENDENT AUDITORS' REPORT

To the Interestholders of
Diversified Futures Trust I

We have audited the accompanying statements of operations and of changes in trust capital of Diversified Futures Trust I for the period from January 5, 1995 (commencement of operations) to December 31, 1995. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and changes in trust capital of Diversified Futures Trust I for the period from January 5, 1995 (commencement of operations) to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
January 29, 1996
                                       2A

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          1997              1996
-----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $65,565,864      $  79,506,881
Net unrealized gain on open commodity positions                          4,447,026          1,513,343
                                                                      -------------     -------------
Net equity                                                              70,012,890         81,020,224
Other receivables                                                           11,866             20,607
                                                                      -------------     -------------
Total assets                                                           $70,024,756      $  81,040,831
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 1,973,508      $   7,223,685
Management fee payable                                                     233,415            270,136
Incentive fee payable                                                      305,704          2,055,497
                                                                      -------------     -------------
Total liabilities                                                        2,512,627          9,549,318
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (348,652.217 and 401,784.703 interests
outstanding)                                                            66,836,959         70,776,499
General interests (3,522 and 4,059 interests outstanding)                  675,170            715,014
                                                                      -------------     -------------
Total trust capital                                                     67,512,129         71,491,513
                                                                      -------------     -------------
Total liabilities and trust capital                                    $70,024,756      $  81,040,831
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests ('Interests')        $    191.70      $      176.16
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                      Period from
                                                                                    January 5, 1995
                                                                                    (commencement of
                                                      Year Ended December 31,        operations) to
                                                    ----------------------------      December 31,
                                                        1997            1996              1995
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions         $  7,279,598    $ 22,881,256      $ 13,730,954
Change in net unrealized gain on open commodity
  positions                                            2,933,683      (1,477,961)        2,991,304
Interest income                                        3,741,838       3,082,397         2,281,360
                                                    ------------    ------------    ----------------
                                                      13,955,119      24,485,692        19,003,618
                                                    ------------    ------------    ----------------
EXPENSES
Commissions                                            5,289,700       4,747,920         3,084,349
Management fees                                        2,761,108       2,529,237         1,647,574
Incentive fees                                           376,419       2,098,515         1,841,206
                                                    ------------    ------------    ----------------
                                                       8,427,227       9,375,672         6,573,129
                                                    ------------    ------------    ----------------
Net income                                          $  5,527,892    $ 15,110,020      $ 12,430,489
                                                    ------------    ------------    ----------------
                                                    ------------    ------------    ----------------
ALLOCATION OF NET INCOME
Limited interests                                   $  5,472,611    $ 14,958,815      $ 12,254,400
                                                    ------------    ------------    ----------------
                                                    ------------    ------------    ----------------
General interests                                   $     55,281    $    151,205      $    176,089
                                                    ------------    ------------    ----------------
                                                    ------------    ------------    ----------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income per weighted average limited and
  general interest                                  $      14.43    $      36.56      $      40.56
                                                    ------------    ------------    ----------------
                                                    ------------    ------------    ----------------
Weighted average number of limited and general
  interests outstanding                                  383,058         413,244           306,476
                                                    ------------    ------------    ----------------
                                                    ------------    ------------    ----------------
----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Initial trust capital--December 31, 1994         10.000     $        --     $  1,000      $     1,000
Contributions                               388,899.267      42,483,200      399,000       42,882,200
Net income                                           --      12,254,400      176,089       12,430,489
Redemptions                                 (61,563.542)     (8,618,193)          --       (8,618,193)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1995            327,345.725      46,119,407      576,089       46,695,496
Contributions                               164,986.430      23,425,200       83,500       23,508,700
Net income                                           --      14,958,815      151,205       15,110,020
Redemptions                                 (86,488.452)    (13,726,923)     (95,780 )    (13,822,703)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1996            405,843.703      70,776,499      715,014       71,491,513
Net income                                           --       5,472,611       55,281        5,527,892
Redemptions                                 (53,669.486)     (9,412,151)     (95,125 )     (9,507,276)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1997            352,174.217     $66,836,959     $675,170      $67,512,129
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Diversified Futures Trust I (the 'Trust') was organized under the Delaware Business Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). On January 5, 1995, the Trust completed its initial offering having raised $25,262,800 from the sale of 249,628 limited interests ('Limited Interests') and 3,000 general interests ('General Interests') (collectively, the 'Interests') and commenced operations. The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust's trustee is Wilmington Trust Company. The managing owner of the Trust is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. ('PSGI'). PSI was the principal underwriter of the Interests and is the commodity broker of the Trust. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   The Trust was permitted to sell a maximum of $50,000,000 of Limited Interests, plus $50,000,000 of additional Limited Interests when PSI and the Managing Owner exercised the over-subscription option granted to them by the Trust Agreement. Following the close of the initial offering period, additional Interests were offered and sold monthly at their month-end net asset value ('NAV') per Interest during a continuous offering period which expired on August 31, 1996. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $41,129,100 from the sale of 299,640 Limited Interests and 1,628 General Interests.

   All trading decisions are made for the Trust by John W. Henry & Company, Inc. (the 'Trading Manager'), an independent commodity trading manager. The Trading Manager was initially allocated the Trust's assets to be traded pursuant to five of its trading programs as follows: 50% to the Financial and Metals Portfolio; 20% to the Global Financial Portfolio; 20% to the Original Investment Program; 5% to the G-7 Currency Portfolio; and 5% to the Yen Financial Portfolio. The Trading Manager determined that its Yen Financial Portfolio no longer met its original investment objectives and therefore, terminated its Yen Financial Portfolio effective March 31, 1997. Accordingly, as of April 1, 1997, the Managing Owner reallocated assets previously traded pursuant to the Yen Financial Portfolio to the Trading Manager's G-7 Currency Portfolio, increasing the percentage of the Trust's assets allocated to that program by 3%. The Trading Manager may alter the relative percentages only if the Managing Owner does not object to any such alteration. The Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies.

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

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

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

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders. Net realized profits or losses remaining after these allocations are allocated to each Interest holder in proportion to such Interest holder's capital account at month-end. Net income or loss for financial reporting purposes is allocated monthly for all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

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

   In addition, the Trust pays the Trading Manager a quarterly incentive fee equal to 15% of the New High Net Trading Profits (as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager).

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

   The costs charged to the Trust for brokerage service for the years ended December 31, 1997, 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995 were $5,289,700, $4,747,920 and $3,084,349, respectively

   The Trust maintains its trading and cash accounts at PSI, the Trust's commodity broker. Except for the portion of assets that is deposited as margin to maintain forward currency contract positions as further discussed below, the Trust's assets are maintained either on deposit with PSI or, for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 100% of the interest it earns on the net assets in the accounts.

   The Trust, acting through its Trading Manager, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Trust pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of the Trust.

   As of December 31, 1997, a non-U.S. affiliate of the Managing Owner owns 3,527.755 Limited Interests of the Trust.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Credit and Market Risk

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

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

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1997 and 1996, such segregated assets totalled $32,697,304 and $53,711,518, respectively.

Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $36,591,632 and $26,551,088 at December 31, 1997 and 1996, respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1997, the Trust's open forward and futures contracts mature within one year.

   At December 31, 1997 and 1996, gross contract amounts of open futures and forward contracts are:

                                                       1997             1996
                                                   ------------     ------------
Financial Futures Contracts:
  Commitments to purchase                          $323,162,224     $246,536,386
  Commitments to sell                              $164,238,663     $ 85,149,239
Currency Forward Contracts:
  Commitments to purchase                          $ 19,553,488     $ 55,393,671
  Commitments to sell                              $ 80,175,259     $ 61,497,457
Other Futures Contracts:
  Commitments to purchase                          $  9,518,584     $  6,735,960
  Commitments to sell                              $ 32,427,955     $ 25,980,949

   The gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or forward contract). The gross contract amounts significantly exceed the future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures and forward contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1997 and 1996, the fair value of open futures and forward contracts was:

                                            1997                                    1996
                            -------------------------------------   -------------------------------------
                                 Assets            Liabilities           Assets            Liabilities
                            -----------------   -----------------   -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Financial                 $   436,575         $  --               $    66,450         $   175,344
     Other                       2,522,268             137,955           1,219,801              58,011
  Foreign exchanges
     Financial                   1,204,856             371,572             542,415             847,344
     Other                          72,375               3,475               7,758                  --
Forward Contracts:
  Currencies                     1,538,801             814,847           1,592,852             835,234
                            -----------------   -----------------   -----------------   -----------------
                               $ 5,774,875         $ 1,327,849         $ 3,429,276         $ 1,915,933
                            -----------------   -----------------   -----------------   -----------------
                            -----------------   -----------------   -----------------   -----------------

   The following table presents the average fair value of futures and forward contracts during the years ended December 31, 1997 and 1996, respectively.

                                            1997                                      1996
                                Assets             Liabilities            Assets             Liabilities
                           -----------------    -----------------    -----------------    -----------------
Futures Contracts:
  Domestic exchanges
     Financial                $   559,707          $    63,625          $   687,217          $   142,565
     Other                      1,147,030              275,922            1,170,685              209,225
  Foreign exchanges
     Financial                  1,917,123              296,742            2,812,953              208,886
     Other                         23,147               14,578               15,044                3,121
Forward Contracts:
     Currencies                 2,112,523            1,336,640            2,543,797              761,951
                           -----------------    -----------------    -----------------    -----------------
                              $ 5,759,530          $ 1,987,507          $ 7,229,696          $ 1,325,748
                           -----------------    -----------------    -----------------    -----------------
                           -----------------    -----------------    -----------------    -----------------

   The following table presents the trading revenues from futures and forward contracts during the years ended December 31, 1997 and 1996 and for the period from January 5, 1995 (commencement of operations) through December 31, 1995:

                                               1997            1996            1995
                                            -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                              $ 1,108,889     $   746,240     $ 2,962,648
     Currencies                                      --              --       5,428,763
     Other                                   (1,144,183)      4,352,894      (1,208,395)
  Foreign exchanges
     Financial                                5,491,781       7,931,309       5,163,030
     Other                                     (297,738)         (7,312)        (52,142)
Forward Contracts:
     Currencies                               5,054,532       8,380,164       4,428,354
                                            -----------     -----------     -----------
                                            $10,213,281     $21,403,295     $16,722,258
                                            -----------     -----------     -----------
                                            -----------     -----------     -----------

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on January 5, 1995 with gross proceeds of $25,262,800 allocated to commodities trading. The Trust continued to offer Interests on a monthly basis until the continuous offering period ended on August 31, 1996, resulting in additional proceeds to the Trust of $41,129,100.

   At December 31, 1997, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the net assets in the accounts.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Managing Owner attempts to minimize these risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust's futures, forward and options contracts.

   Redemptions of Limited Interests for the years ended December 31, 1997 and 1996 and for the period from January 5, 1995 (commencement of operations) to December 31, 1995 were, $9,412,151, $13,726,923 and $8,618,193, respectively.
Redemptions of General Interests for the years ended December 31, 1997 and 1996 were $95,125 and $95,780, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 1997 totalled $31,757,267 and $190,905, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1997 was $191.70, an increase of 8.82% from the December 31, 1996 net asset value per Interest of $176.16, which was an increase of 23.49% from the December 31, 1995 net asset value per Interest of $142.65. The MAR (Managed Account Reports) Fund/Pool Index return was 9.34% for 1997. MAR tracked the performance of 315 futures funds in 1997.

   1997 was a profitable year for the Trust as gains were seen in the financial, currency, metal and index sectors. Gains were somewhat offset by losses in the energy, soft and grain sectors. Financial sector positions profited as Japanese Government bond yields fell to historic lows as Japan sank relentlessly into a recession followed by a string of financial sector bankruptcies. Strong gains were also recorded in Australian ten year bonds and three-year notes and in Italian and German bond positions. In the currency sector, the Trust had strong gains in deutsche marks which weakened in world markets, as did other European currencies, as hopes for the fruition of the European Monetary Union rose. The Japanese yen weakened throughout the year on volatility in the Asian market resulting in gains. In the metal sector, gold prices pursued a steep path downward and silver prices reached an eight-year high on strong global demand leading to gains in corresponding positions. Offsetting gains were losses, focused mainly in the energy sector's light crude oil positions. Energy contracts lost across the board as instability in the Middle East, the world's largest energy producing region, caused increased volatility making it difficult to identify any trends.

   Interest income earned and commissions and management fees incurred during the years ended December 31, 1997 and 1996 were not comparable to the prior periods, and increased in connection with the increase in traded assets as a result of the additional contributions discussed in Liquidity and Capital Resources above.

   Interest income is earned on the net assets held as PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income increased approximately $659,000 and $801,000, respectively, for the years ended December 31, 1997 and 1996 compared to the prior periods. These increases were due to increasingly higher net equity in the Trust as a result of additional contributions in 1995 and 1996 through August and strong trading performance, particularly from September 1996 through January 1997 and during the second half of 1997.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions for the years ended December 31, 1997 and 1996 increased approximately $542,000 and $1,664,000, respectively, compared to to the prior periods. These increases were primarily due to continuously increasing monthly net asset values as a result of additional contributions in 1995 and 1996 through August and strong trading performance, particularly from September 1996 through January 1997 and during the second half of 1997.

   All trading decisions for the Trust are made by John W. Henry & Company, Inc. (the 'Trading Manager'). Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees for the years ended December 31, 1997 and 1996 increased approximately $232,000 and $882,000, respectively, as compared to the prior periods for the same reasons commissions increased as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement between the Trust, the Managing Owner and the Trading Manager. Incentive fees of approximately $376,000 generated during the year ended December 31, 1997 were the result of favorable trading performance during January and the second half of 1997. Incentive fees of approximately $2,099,000 and $1,841,000 for the year ended December 31, 1996 and for the period from January 5, 1995 through December 31, 1995, respectively, resulted from strong overall trading performance during these periods.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1997.

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1997 was $151.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited Interest holders without charge upon written request to:

        Diversified Futures Trust I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                BULK RATE
P.O. Box 2016                                  U.S. POSTAGE
New York, NY 10272                                 PAID
                                              Automatic Mail
PFT1/17152