Form 10-K, Exhibit 13
period 1998-12-31
DIVERSIFIED FUTURES TRUST I
filed 1999-03-31
CIK 926805

                                                         1998
--------------------------------------------------------------------------------
Diversified Futures Trust I                              Annual
                                                         Report

                          LETTER TO LIMITED OWNERS FOR
                          DIVERSIFIED FUTURES TRUST I

PricewaterhouseCoopers (LOGO)

                                            PricewaterhouseCoopers LLP
                                            1177 Avenue of the Americas
                                            New York, NY 10036
                                            Telephone (212) 596 8000
                                            Facsimile (212) 596 8910


                       Report of Independent Accountants

January 26, 1999

To the Managing Owner and
Limited Owners of
Diversified Futures Trust I

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          1998              1997
-----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $55,481,234      $  65,565,864
Net unrealized gain on open commodity positions                          6,197,212          4,447,026
                                                                      -------------     -------------
Net equity                                                              61,678,446         70,012,890
Other receivable                                                             8,874             11,866
                                                                      -------------     -------------
Total assets                                                           $61,687,320      $  70,024,756
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 2,543,697      $   1,973,508
Management fee payable                                                     205,624            233,415
Incentive fee payable                                                           --            305,704
                                                                      -------------     -------------
Total liabilities                                                        2,749,321          2,512,627
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (290,423.624 and 348,652.217 interests
outstanding)                                                            58,348,534         66,836,959
General interests (2,934 and 3,522 interests outstanding)                  589,465            675,170
                                                                      -------------     -------------
Total trust capital                                                     58,937,999         67,512,129
                                                                      -------------     -------------
Total liabilities and trust capital                                    $61,687,320      $  70,024,756
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests                      $    200.91      $      191.70
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                  Year Ended December 31,
                                                          ----------------------------------------
                                                             1998          1997           1996
--------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions               $4,475,810    $ 7,279,598    $22,881,256
Change in net unrealized gain on open commodity
  positions                                                1,750,186      2,933,683     (1,477,961)
Interest income                                            3,303,182      3,741,838      3,082,397
                                                          ----------    -----------    -----------
                                                           9,529,178     13,955,119     24,485,692
                                                          ----------    -----------    -----------
EXPENSES
Commissions                                                4,666,065      5,289,700      4,747,920
Management fees                                            2,424,509      2,761,108      2,529,237
Incentive fees                                                97,868        376,419      2,098,515
                                                          ----------    -----------    -----------
                                                           7,188,442      8,427,227      9,375,672
                                                          ----------    -----------    -----------
Net income                                                $2,340,736    $ 5,527,892    $15,110,020
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------
ALLOCATION OF NET INCOME
Limited interests                                         $2,317,331    $ 5,472,611    $14,958,815
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------
General interests                                         $   23,405    $    55,281    $   151,205
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net income per weighted average limited and general
  interest                                                $     7.09    $     14.43    $     36.56
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------
Weighted average number of limited and general
  interests outstanding                                      330,196        383,058        413,244
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------
--------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1995            327,345.725     $46,119,407     $576,089      $46,695,496
Contributions                               164,986.430      23,425,200       83,500       23,508,700
Net income                                           --      14,958,815      151,205       15,110,020
Redemptions                                 (86,488.452)    (13,726,923)     (95,780 )    (13,822,703)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1996            405,843.703      70,776,499      715,014       71,491,513
Net income                                           --       5,472,611       55,281        5,527,892
Redemptions                                 (53,669.486)     (9,412,151)     (95,125 )     (9,507,276)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1997            352,174.217      66,836,959      675,170       67,512,129
Net income                                           --       2,317,331       23,405        2,340,736
Redemptions                                 (58,816.593)    (10,805,756)    (109,110 )    (10,914,866)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1998            293,357.624     $58,348,534     $589,465      $58,937,999
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
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

   All trading decisions are made for the Trust by John W. Henry & Company, Inc. (the 'Trading Manager'), an independent commodity trading manager. The Trading Manager trades the Trust's assets pursuant to four of its trading programs: the Financial and Metals Portfolio; the Global Financial Portfolio; the Original Investment Program; and the G-7 Currency Portfolio. The Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies.

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

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such year.

   The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

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

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders. Net realized profits or losses remaining after these allocations are allocated to each Interest holder in proportion to such Interest holder's capital account at month-end. Net income or loss for financial reporting purposes is allocated monthly to all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   Additional Interests were offered monthly at their month-end NAV per Interest until the continuous offering period expired on August 31, 1996 as further discussed in Note A.

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any full calendar quarter at the then current NAV per Interest.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Trust is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Trust does not believe the effect of adoption will be material.

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

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement with PSI as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The monthly fee equals .64583 of 1% (7.75% per annum) of the Trust's NAV as of the first day of each month. From this fee, PSI pays all of the Trust's execution (including floor brokerage expenses and NFA, clearing and exchange fees) and account maintenance costs.

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

   The costs charged to the Trust for brokerage services for the years ended December 31, 1998, 1997 and 1996 were $4,666,065, $5,289,700 and $4,747,920, respectively.

   The Trust's assets are maintained either in trading or cash accounts with PSI, the Trust's commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 100% of the interest it earns on the net assets in these accounts.

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

   As of December 31, 1998, a non-U.S. affiliate of the Managing Owner owns 2,463.953 Limited Interests of the Trust.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Credit and Market Risk

   Since the Trust's business is to trade futures and forward (including foreign exchange transactions) contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures and forward contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Trust's unrealized gain
(loss) on open commodity positions reflected in the statements of financial condition. The Trust's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Trust as well as the liquidity of the markets in which the contracts are traded.

   Futures contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures contracts are typically perceived to be less than those associated with forward contracts, because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Trust presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 1998, such segregated assets totalled $47,295,189. Part
30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $14,585,018 at December 31, 1998. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1998, the Trust's open futures and forward contracts mature within one year.

   At December 31, 1998 and 1997, gross contract amounts of open futures and forward contracts are:

                                                       1998             1997
                                                   ------------     ------------
Financial Futures Contracts:
  Commitments to purchase                          $241,713,301     $323,162,224
  Commitments to sell                               450,175,973      164,238,663
Currency Futures Contracts:
  Commitments to purchase                            29,926,525               --
  Commitments to sell                                22,716,988               --
Other Futures Contracts:
  Commitments to purchase                             2,666,083        9,518,584
  Commitments to sell                                15,300,056       32,427,955
Currency Forward Contracts:
  Commitments to purchase                               464,787       19,553,488
  Commitments to sell                                 7,297,275       80,175,259

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

   At December 31, 1998 and 1997, the fair value of open futures and forward contracts was:

                                            1998                                    1997
                            -------------------------------------   -------------------------------------
                                 Assets            Liabilities           Assets            Liabilities
                            -----------------   -----------------   -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Financial                 $    59,531         $   607,294         $   436,575         $        --
     Currencies                    969,688             187,500                  --                  --
     Other                         589,283             134,120           2,522,268             137,955
  Foreign exchanges
     Financial                   5,991,154             385,014           1,204,856             371,572
     Other                         114,259              11,014              72,375               3,475
Forward Contracts:
  Currencies                         5,365             207,126           1,538,801             814,847
                            -----------------   -----------------   -----------------   -----------------
                               $ 7,729,280         $ 1,532,068         $ 5,774,875         $ 1,327,849
                            -----------------   -----------------   -----------------   -----------------
                            -----------------   -----------------   -----------------   -----------------

   The following table presents the average fair value of futures and forward contracts during the years ended December 31, 1998 and 1997, respectively.

                                            1998                                      1997
                                Assets             Liabilities            Assets             Liabilities
                           -----------------    -----------------    -----------------    -----------------
Futures Contracts:
  Domestic exchanges
     Financial                $   744,665          $   152,149          $   559,707          $    63,625
     Currencies                    74,591               21,197                   --                   --
     Other                        832,436              231,205            1,147,030              275,922
  Foreign exchanges
     Financial                  2,557,314              319,871            1,917,123              296,742
     Other                         74,156               26,229               23,147               14,578
Forward Contracts:
     Currencies                 1,813,641            1,709,484            2,112,523            1,336,640
                           -----------------    -----------------    -----------------    -----------------
                              $ 6,096,803          $ 2,460,135          $ 5,759,530          $ 1,987,507
                           -----------------    -----------------    -----------------    -----------------
                           -----------------    -----------------    -----------------    -----------------

   The following table presents the trading revenues from futures and forward contracts during the years ended December 31, 1998, 1997 and 1996, respectively.

                                               1998            1997            1996
                                            -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                              $   748,929     $ 1,108,889     $   746,240
     Currencies                                 435,938              --              --
     Other                                   (2,713,903)     (1,144,183)      4,352,894
  Foreign exchanges
     Financial                                9,093,501       5,491,781       7,931,309
     Other                                      405,655        (297,738)         (7,312)
Forward Contracts:
     Currencies                              (1,744,124)      5,054,532       8,380,164
                                            -----------     -----------     -----------
                                            $ 6,225,996     $10,213,281     $21,403,295
                                            -----------     -----------     -----------
                                            -----------     -----------     -----------

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on January 5, 1995 with gross proceeds of $25,262,800 allocated to commodities trading. The Trust continued to offer Interests on a monthly basis until the continuous offering period ended on August 31, 1996, resulting in additional gross proceeds to the Trust of $41,129,100.

   At December 31, 1998, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the net assets in these accounts.

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

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investor's capital. The Managing Owner attempts to minimize these risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust's futures and forward contracts.

   Redemptions of Limited Interests for the years ended December 31, 1998, 1997 and 1996 were $10,805,756, $9,412,151 and $13,726,923, respectively. Redemptions of General Interests for the years ended December 31, 1998, 1997 and 1996 were $109,110, $95,125 and $95,780, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 1998 totalled $42,563,023 and $300,015, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1998 was $200.91, an increase of 4.80% from the December 31, 1997 net asset value per Interest of $191.70, which was an increase of 8.82% from the December 31, 1996 net asset value per Interest of $176.16. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 281 and 315 futures funds in 1998 and 1997, returned 6.57% and 9.34%, respectively. Past performance is not necessarily indicative of future results.

   The Trust's positive performance in 1998 resulted from gains in the financial, energy, grain and meat sectors. Losses were incurred in the metal, index, currency, and soft sectors.

   The Trust profited significantly from financial sector positions. Trades in Japanese government bonds ('JGB') profited as the result of economic and political events in the Far East. JGB prices reached record highs in response to mid-year reports that the Japanese economy had ceased to stabilize. Other profitable positions included 10-year U.S. Treasury, German, and short-term British bonds.

   Energy sector positions also achieved gains for the Trust. Positions in most energy markets, including light crude and crude oil, were profitable as prices continued to reflect ample inventories worldwide.

   The metal sector positions in gold, silver, and copper incurred the largest losses for the Trust. Silver positions lost value as declining warehouse inventories caused prices to rise. In the index sector, volatile global stock markets--affecting positions in the Nikkei Dow (Japan), and SFE index (Australia)--fueled losses for the Trust.

   Additionally, short coffee positions in the soft sector detracted from the Trust's performance as a result of storm damage in Central America.

   Interest income is earned on the net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased approximately $439,000 for the year ended December 31, 1998 compared to 1997. This decrease was primarily due to lower net assets as a result of redemptions and weak trading performance during the first six months of 1998. Interest income increased approximately $659,000 for the year ended December 31, 1997 compared to 1996, due to higher average net assets in 1997 versus 1996. During 1996, net assets continuously increased as a result of additional contributions through August as well as strong trading performance beginning in September. In 1997, net assets remained relatively stable as a result of strong trading performance, particularly during the second half of 1997, offset by redemptions.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased approximately $624,000 for the year ended December 31, 1998 compared to 1997. This decrease was primarily due to lower monthly net asset values as a result of redemptions and weak trading performance during the first six months of 1998. Commissions increased approximately $542,000 for the year ended December 31, 1997 compared to 1996. This increase was due to higher net assets in 1997 versus 1996 as described in the interest income discussion above.

   All trading decisions for the Trust are made by John W. Henry & Company, Inc. (the 'Trading Manager'). Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased approximately $337,000 for the year ended December 31, 1998 versus 1997, but increased approximately $232,000 for the year ended December 31, 1997 versus 1996 for the same reasons commissions fluctuated as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager. Trading performance resulted in incentive fees of approximately $98,000, $376,000 and $2,099,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Trust is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Trust does not believe the effect of adoption will be material.

Year 2000 Risk

   Investment funds, like financial and business organizations and individuals around the world, depend on the smooth functioning of computer systems. The year 2000, however, holds the potential for a significant disruption in the operation of these systems. Many computer systems in use today cannot distinguish the year 2000 from the year 1900 because of the way in which dates are encoded. This is commonly known as the 'Year 2000 Problem.' The Trust could be adversely affected if computer systems used by it or any third party with whom it has a material relationship do not properly perform date comparisons and calculations concerning dates on or after January 1, 2000, which in turn could have a negative impact on the handling or determination of trades and prices and the services provided to the Trust.

   The Trust has engaged third parties to perform primarily all of the services it needs. Accordingly, the Trust's Year 2000 Problems, if any, are not its own but those that center on the ability of the Managing Owner, Prudential Securities Incorporated, its Trading Manager and any other third party with whom the Trust has a material relationship (individually, a 'Service Provider,' and collectively, the 'Service Providers') to address and correct problems that may cause their systems not to function as intended as a result of the Year 2000 Problem.

   The Trust has received assurances from its Managing Owner and Prudential Securities Incorporated that they anticipate being able to continue their operations without any material adverse impact from the Year 2000 Problem. Although other Service Providers, such as the Trust's Trading Manager, have not made similar representations to the Trust, the Trust has no reason to believe that these Service Providers will not take steps necessary to avoid any material adverse impact on the Trust, though there can be no assurance that this will be the case. The costs or consequences of incomplete or untimely resolution of the Year 2000 Problem by the Service Providers, or by governments, exchanges, clearinghouses, regulators, banks and other third parties, are unknown to the Trust at this time, but could have a material adverse impact on the operations of the Trust. The Managing Owner will promptly notify the Trust's limited owners in the event it determines that the Year 2000 Problem will have a material adverse impact on the Trust's operations.

   The Trust has considered various alternatives as a contingency plan. If the Year 2000 Problems are systemic, for example, the federal government, the banking system, exchanges or utilities are affected materially, there may no adequate contingency plan for the Trust to follow other than to suspend operations. If the Year 2000 Problems are related to one or more of the other Service Providers selected by the Trust, the Trust believes that each such Service Provider is prepared to address any Year 2000 Problems which arise that could have a material adverse impact on the Trust's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1998.

--------------------------------------------------------------------------------

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Diversified Futures Trust I is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1998 was $112.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Diversified Futures Trust I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   BULK RATE
P.O. Box 2016                                      U.S. POSTAGE
New York, NY 10272                                    PAID
                                                   Automatic Mail
DFT1/17152