Form 10-K, Exhibit 13
period 1999-12-31
DIVERSIFIED FUTURES TRUST I
filed 2000-03-30
CIK 926805

                                                         1999
--------------------------------------------------------------------------------
Diversified Futures Trust I                              Annual
                                                         Report

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

January 28, 2000

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          1999              1998
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $43,317,270      $  55,481,234
Net unrealized gain on open futures contracts                            1,417,732          6,398,973
Net unrealized gain on open forward contracts                               49,621                 --
                                                                      -------------     -------------
Net equity                                                              44,784,623         61,880,207
Other receivable                                                             8,209              8,874
                                                                      -------------     -------------
Total assets                                                           $44,792,832      $  61,889,081
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 4,079,581      $   2,543,697
Management fees payable                                                    149,309            205,624
Net unrealized loss on open forward contracts                                   --            201,761
                                                                      -------------     -------------
Total liabilities                                                        4,228,890          2,951,082
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (231,028.868 and 290,423.624 interests
outstanding)                                                            40,158,237         58,348,534
General interests (2,334 and 2,934 interests outstanding)                  405,705            589,465
                                                                      -------------     -------------
Total trust capital                                                     40,563,942         58,937,999
                                                                      -------------     -------------
Total liabilities and trust capital                                    $44,792,832      $  61,889,081
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests ('Interests')        $    173.82      $      200.91
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                   Year Ended December 31,
                                                           ----------------------------------------
                                                              1999           1998          1997
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                $ 1,647,081    $4,475,810    $ 7,279,598
Change in net unrealized gain/loss on open commodity
  positions                                                 (4,729,859)    1,750,186      2,933,683
Interest income                                              2,663,074     3,303,182      3,741,838
                                                           -----------    ----------    -----------
                                                              (419,704)    9,529,178     13,955,119
                                                           -----------    ----------    -----------
EXPENSES
Commissions                                                  4,181,083     4,666,065      5,289,700
Management fees                                              2,142,642     2,424,509      2,761,108
Incentive fees                                                 252,445        97,868        376,419
                                                           -----------    ----------    -----------
                                                             6,576,170     7,188,442      8,427,227
                                                           -----------    ----------    -----------
Net income (loss)                                          $(6,995,874)   $2,340,736    $ 5,527,892
                                                           -----------    ----------    -----------
                                                           -----------    ----------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                          $(6,925,889)   $2,317,331    $ 5,472,611
                                                           -----------    ----------    -----------
                                                           -----------    ----------    -----------
General interests                                          $   (69,985)   $   23,405    $    55,281
                                                           -----------    ----------    -----------
                                                           -----------    ----------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                         $    (25.53)   $     7.09    $     14.43
                                                           -----------    ----------    -----------
                                                           -----------    ----------    -----------
Weighted average number of limited and general interests
  outstanding                                                  274,040       330,196        383,058
                                                           -----------    ----------    -----------
                                                           -----------    ----------    -----------
---------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1996            405,843.703     $70,776,499     $715,014      $71,491,513
Net income                                      --            5,472,611       55,281        5,527,892
Redemptions                                 (53,669.486)     (9,412,151)     (95,125 )     (9,507,276)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1997            352,174.217      66,836,959      675,170       67,512,129
Net income                                      --            2,317,331       23,405        2,340,736
Redemptions                                 (58,816.593)    (10,805,756)    (109,110 )    (10,914,866)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1998            293,357.624      58,348,534      589,465       58,937,999
Net loss                                        --           (6,925,889)     (69,985 )     (6,995,874)
Redemptions                                 (59,994.756)    (11,264,408)    (113,775 )    (11,378,183)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999            233,362.868     $40,158,237     $405,705      $40,563,942
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
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

   On January 5, 1995, the Trust completed its initial offering having raised $25,262,800 from the sale of 249,628 limited interests ('Limited Interests') and 3,000 general interests ('General Interests') (collectively, the 'Interests'). Additional Interests were offered and sold monthly at the then current net asset value ('NAV') per Interest until the continuous offering period expired on August 31, 1996. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $41,129,100 from the sale of 299,640 Limited Interests and 1,628 General Interests.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with generally accepted accounting principles.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such year.

   The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

   Certain balances from the prior year have been reclassified to conform with the current financial statement presentation.

Income taxes

   The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocation, distributions and redemptions

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

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Trust adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Trust which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

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

D. Related Parties

   The Managing Owner and its affiliates perform services for the Trust which include, but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services as well as the Trust's routine operational, administrative, legal and auditing costs.

   The costs charged to the Trust for brokerage services for the years ended December 31, 1999, 1998 and 1997 were $4,181,083, $4,666,065 and $5,289,700, respectively.

   The Trust's assets are maintained either in trading or cash accounts at PSI, the Trust's commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust's accounts.

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

   As of December 31, 1999, a non-U.S. affiliate of the Managing Owner owns 2,117.885 Limited Interests of the Trust.

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

   Futures and forward contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Trust's unrealized gain
(loss) on open futures and forward positions reflected in the statements of financial condition. The Trust's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Trust as well as the liquidity of the markets in which the contracts are traded.

   Futures contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures contracts are typically perceived to be less than those associated with forward contracts, because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Trust presents unrealized gains and losses on open forward positions, if any, as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its Trading Manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, the Managing Owner may terminate the Trading Manager if the net asset value allocated to the Trading Manager declines by 33 1/3% during any year or since the commencement of trading activities. Furthermore, the Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% in any year or since the commencement of trading activities. In each case, the decline in the net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 1999, such segregated assets totalled $35,546,741. Part
30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $9,188,261 at December 31, 1999. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1999, the Trust's open futures and forward contracts mature within one year.

   Gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or forward contract). Gross contract amounts significantly exceed future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures and forward contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1998, the gross contract amounts of open futures and forward contracts were:

Interest Rate Futures:
  Commitments to purchase                                 $236,487,631
  Commitments to sell                                      450,175,973
Stock Index Futures:
  Commitments to purchase                                    5,225,670
Currency Futures:
  Commitments to purchase                                   29,926,525
  Commitments to sell                                       22,716,988
Commodity Futures:
  Commitments to purchase                                    2,666,083
  Commitments to sell                                       15,300,056
Currency Forwards:
  Commitments to purchase                                      464,787
  Commitments to sell                                        7,297,275

   At December 31, 1999 and 1998, the fair value of open futures and forward contracts was:

                                            1999                                    1998
                            -------------------------------------   -------------------------------------
                                 Assets            Liabilities           Assets            Liabilities
                            -----------------   -----------------   -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Interest rates            $   565,484          $      --          $    59,531         $   607,294
     Currencies                    664,038            212,790              969,688             187,500
     Commodities                   376,057            277,867              589,283             134,120
  Foreign exchanges
     Interest rates                254,975            151,117            5,928,953             229,907
     Stock indices                 112,677                 --               62,201             155,107
     Commodities                   111,455             25,180              114,259              11,014
Forward Contracts:
  Currencies                       157,101            107,480                5,365             207,126
                            -----------------   -----------------   -----------------   -----------------
                               $ 2,241,787          $ 774,434          $ 7,729,280         $ 1,532,068
                            -----------------   -----------------   -----------------   -----------------
                            -----------------   -----------------   -----------------   -----------------

   The following table presents the average fair value of futures and forward contracts during the year ended December 31, 1998.

                                                                     1998
                                                          --------------------------
                                                            Assets       Liabilities
                                                          ----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                                       $  744,665     $   152,149
     Currencies                                               74,591          21,197
     Commodities                                             832,436         231,205
  Foreign exchanges
     Interest rates                                        2,388,319         226,462
     Stock indices                                           168,995          93,409
     Commodities                                              74,156          26,229
Forward Contracts:
  Currencies                                               1,813,641       1,709,484
                                                          ----------     -----------
                                                          $6,096,803     $ 2,460,135
                                                          ----------     -----------
                                                          ----------     -----------

   The following table presents the trading revenues from futures and forward contracts during the years ended December 31, 1998 and 1997, respectively.

                                                    1998            1997
                                                 -----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                              $   748,929     $ 1,108,889
     Currencies                                      435,938              --
     Commodities                                 (2,713,903)      (1,144,183)
  Foreign exchanges
     Interest rates                               11,096,089       4,448,084
     Stock indices                               (2,002,588)       1,043,697
     Commodities                                     405,655        (297,738)
Forward Contracts:
     Currencies                                  (1,744,124)       5,054,532
                                                 -----------     -----------
                                                 $ 6,225,996     $10,213,281
                                                 -----------     -----------
                                                 -----------     -----------

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any full calendar quarter at the then current NAV per Interest. Redemptions of Limited Interests for the years ended December 31, 1999, 1998 and 1997 were $11,264,408, $10,805,756 and $9,412,151, respectively.
Redemptions of General Interests for the years ended December 31, 1999, 1998 and 1997 were $113,775, $109,110 and $95,125, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 1999 totalled $53,827,431 and $413,790, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 1999, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in these accounts.

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

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust and its Trading Manager to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and utilizing stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust's futures and forward contracts.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1999 was $173.82, a decrease of 13.48% from the December 31, 1998 net asset value per Interest of $200.91, which was an increase of 4.80% from the December 31, 1997 net asset value per Interest of $191.70. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 317 and 281 futures funds in 1999 and 1998, returned gains of 1.48% and 6.81%, respectively, outperforming the Trust. Past performance is not necessarily indicative of future results.

   The Trust's unfavorable performance in 1999 resulted from losses recorded in the financial, metal, index, soft, grain, and meat sectors. Gains were accumulated in the currency and energy sectors.

   Losses accumulated in the financial sector throughout 1999 specifically from Japanese bond positions. In the first quarter, the bear market trend in Japanese government bonds reversed when the Ministry of Finance announced that the Bank of Japan would continue supporting the bond market by purchasing sizable quantities of Japanese government bonds (JGBs). As a result, the Trust sustained sizable losses in short JGB positions. In the second quarter, a strengthening Japanese economy triggered a bond market rally profiting long Japanese bond positions. JGBs benefited from a strong yen in October and November, but declined in price when a major rating agency was rumored to be considering a downgrade causing losses in the Trust's long positions.

   In the metal sector, gold and silver positions incurred losses for the Trust. During the first quarter, the sector rallied until events in Kosovo led to NATO military attacks on Yugoslavia resulting in losses for the Trust. In September, the European Central Bank's (ECB) decision to limit both gold sales and lending triggered strong movement in the gold market. Gold prices rose to two-year highs over a ten-day period, causing short positions to incur losses. Silver moved in conjunction with gold as prices rallied towards the end of the third quarter and into the fourth quarter also generating losses.

   Positions in the SFE Index (Australia) recorded losses for the Trust in the third and fourth quarters. Australian markets were trendless as strong economic activity was counteracted by statements from the Reserve Bank of Australia (RBA) suggesting that the RBA did not need to follow the U.S. and raise interest rates. In October, Australian markets rallied at month end following RBA comments that a long-anticipated tightening in monetary policy would happen gradually. Short positions incurred losses.

   Significant gains were achieved in the currency sector due to Swiss franc, euro, and Japanese yen positions. In the second quarter, the Swiss franc fell, profiting the Fund, as it lost its safe haven attraction as the war ended in Kosovo and lost value versus the U.S. dollar when the Federal Reserve increased U.S. interest rates by 0.25%. Weakness in the euro continued due to deteriorating confidence in that currency and Italy's possible retraction from the European Economic Union. Consequently, the ECB was rumored to be considering an interest rate increase. Short euro positions provided profits in the first and fourth quarters. In Japan, the economy showed signs of a recovery during the second quarter, but Japanese officials feared a premature strengthening of the yen might dampen growth. The Bank of Japan intervened at various points throughout the year by selling yen. During November, the Japanese yen surged to a 4-year high against the U.S. dollar. Consequently, from the second through the fourth quarters, long yen positions were profitable.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased $640,000 for the year ended December 31, 1999 compared to 1998. This decrease was primarily due to lower interest rates and lower net assets during 1999 as a result of redemptions and poor trading performance during the year. Interest income decreased $439,000 for the year ended December 31, 1998 compared to 1997, primarily due to lower net assets as a result of redemptions and weak trading performance during the first six months of 1998.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased $485,000 for the year ended December 31, 1999 compared to 1998 primarily due to lower monthly net asset values as a result of redemptions and poor trading performance. Commissions decreased approximately $624,000 for the year ended December 31, 1998 compared to 1997. This decrease was primarily due to lower monthly net asset values as a result of redemptions and weak trading performance during the first six months of 1998.

   All trading decisions for the Trust are made by John W. Henry & Company, Inc. (the 'Trading Manager'). Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased $282,000 and $337,000 for the years ended December 31, 1999 and 1998 versus the prior years for the same reasons commissions decreased as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager. Trading performance resulted in incentive fees of $252,000, $98,000, and $376,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Although the Trust ended 1999 with an overall loss, incentive fees were generated by strong trading performance during the second quarter. The payment of these fees is not contingent upon future trading performance and, therefore, is unaffected by the Trust's poor trading performance during the remainder of the 1999 year.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Trust adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Trust which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Year 2000 Risk

   The arrival of year 2000 was much anticipated and raised serious concerns about whether or not computer systems around the world would continue to function properly and the degree of 'Year 2000 Problems' that would have to be resolved.

   The Trust engages third parties to perform primarily all of the services it needs and also relies on other third parties such as governments, exchanges, clearinghouses, vendors and banks. The Trust has not experienced any material adverse impact on operations related to Year 2000 Problems. While the Trust believes it has mitigated its Year 2000 risk, the Trust cannot guarantee that an as yet unknown Year 2000 failure will not have a material adverse effect on the Trust's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1999.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1999 was $109.

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