Form 10-K, Exhibit 13
period 2000-12-31
DIVERSIFIED FUTURES TRUST I
filed 2001-03-29
CIK 926805

                                                         2000
------------------------------------------------------------------------------
Diversified Futures Trust I                              Annual
                                                         Report

                          DIVERSIFIED FUTURES TRUST I

 Letter to Limited Owners

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2000 and 1999, and the results of its operations for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

/s/ PricewaterhouseCoopers LLP

January 26, 2001

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          2000              1999
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $26,730,111      $  43,317,270
Net unrealized gain on open futures contracts                            4,674,695          1,417,732
Net unrealized gain on open forward contracts                              870,491             49,621
                                                                      -------------     -------------
Net equity                                                              32,275,297         44,784,623
Other receivable                                                             7,523              8,209
                                                                      -------------     -------------
Total assets                                                           $32,282,820      $  44,792,832
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 2,980,451      $   4,079,581
Management fees payable                                                     53,805            149,309
                                                                      -------------     -------------
Total liabilities                                                        3,034,256          4,228,890
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (151,627.034 and 231,028.868 interests
outstanding)                                                            28,956,000         40,158,237
General interests (1,532 and 2,334 interests outstanding)                  292,564            405,705
                                                                      -------------     -------------
Total trust capital                                                     29,248,564         40,563,942
                                                                      -------------     -------------
Total liabilities and trust capital                                    $32,282,820      $  44,792,832
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests ('Interests')        $    190.97      $      173.82
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                   Year Ended December 31,
                                                           ----------------------------------------
                                                              2000           1999           1998
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions         $(1,013,488)   $ 1,647,081    $4,475,810
Change in net unrealized gain/loss on open commodity
  positions                                                  4,077,833     (4,729,859)    1,750,186
Interest income                                              1,954,128      2,663,074     3,303,182
                                                           -----------    -----------    ----------
                                                             5,018,473       (419,704)    9,529,178
                                                           -----------    -----------    ----------
EXPENSES
Commissions                                                  2,440,604      4,181,083     4,666,065
Management fees                                              1,128,866      2,142,642     2,424,509
Incentive fees                                                 --             252,445        97,868
                                                           -----------    -----------    ----------
                                                             3,569,470      6,576,170     7,188,442
                                                           -----------    -----------    ----------
Net income (loss)                                          $ 1,449,003    $(6,995,874)   $2,340,736
                                                           -----------    -----------    ----------
                                                           -----------    -----------    ----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                          $ 1,434,508    $(6,925,889)   $2,317,331
                                                           -----------    -----------    ----------
                                                           -----------    -----------    ----------
General interests                                          $    14,495    $   (69,985)   $   23,405
                                                           -----------    -----------    ----------
                                                           -----------    -----------    ----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                         $      7.27    $    (25.53)   $     7.09
                                                           -----------    -----------    ----------
                                                           -----------    -----------    ----------
Weighted average number of limited and general interests
  outstanding                                                  199,216        274,040       330,196
                                                           -----------    -----------    ----------
                                                           -----------    -----------    ----------

---------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1997            352,174.217     $66,836,959     $675,170      $67,512,129
Net income                                                    2,317,331       23,405        2,340,736
Redemptions                                 (58,816.593)    (10,805,756)    (109,110 )    (10,914,866)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1998            293,357.624      58,348,534      589,465       58,937,999
Net loss                                                     (6,925,889)     (69,985 )     (6,995,874)
Redemptions                                 (59,994.756)    (11,264,408)    (113,775 )    (11,378,183)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999            233,362.868      40,158,237      405,705       40,563,942
Net income                                                    1,434,508       14,495        1,449,003
Redemptions                                 (80,203.834)    (12,636,745)    (127,636 )    (12,764,381)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000            153,159.034     $28,956,000     $292,564      $29,248,564
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Diversified Futures Trust I (the 'Trust') was organized under the Delaware Business Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust's trustee is Wilmington Trust Company. The managing owner of the Trust is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. ('PSGI'). PSI was the principal underwriter for the Trust and is its commodity broker. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   On January 5, 1995, the Trust completed its initial offering having raised $25,262,800 from the sale of 249,628 limited interests ('Limited Interests') and 3,000 general interests ('General Interests') (collectively, the 'Interests'). Additional Interests were offered and sold monthly at the then current net asset value ('NAV') per Interest until the continuous offering period expired on August 31, 1996. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $41,129,100 from the sale of 299,640 Limited Interests and 1,628 General Interests. General Interests were sold exclusively to the managing owner.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income (loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such year.

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

Profit and loss allocation, distributions and redemptions

   Net income or loss for both financial and tax reporting purposes is allocated monthly to all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per Interest.

New Accounting Guidance

   In June 2000, the Financial Accounting Standards Board ('FASB') issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133 ('SFAS 138'), which became effective for the Trust on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational and general and administrative costs

   PSI or its affiliates paid the costs of organizing the Trust and offering its Interests and pay the routine operational, administrative, legal and auditing expenses of the Trust.

Management and incentive fees

   The Trust pays the Trading Manager a monthly management fee and quarterly incentive fee. Effective on October 1, 2000, the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager was amended (the 'Amended Advisory Agreement'). The Amended Advisory Agreement reduced the monthly management fee paid to the Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust's NAV as of the end of each month to 1/6 of 1% (a 2% annual rate). Additionally, if the Trading Manager achieves 'New High Net Trading Profits' (as defined in the Amended Advisory Agreement), the Trading Manager will earn a 20% incentive fee as compared to a 15% incentive fee previously paid.

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

D. Related Parties

   The Managing Owner and its affiliates perform services for the Trust which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services as well as the Trust's routine operational, administrative, legal and auditing costs.

   The costs charged to the Trust for brokerage services for the years ended December 31, 2000, 1999 and 1998 were $2,440,604, $4,181,083 and $4,666,065, respectively.

   The Trust's assets are maintained either in trading or cash accounts at PSI, the Trust's commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust's accounts.

   The Trust, acting through its Trading Manager, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Trust pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market positions of the Trust.

   As of December 31, 2000, a non-U.S. affiliate of the Managing Owner owns
578.511 Limited Interests of the Trust.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Derivative Instruments and Associated Risks

   The Trust is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Trust's investment activities (credit risk).

Market Risk

   Trading in futures and forward (including foreign exchange transactions) contracts involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

   When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded in the United States and on most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to the Trust's forward transactions is PSI, the Trust's commodity broker. The Trust has entered into a master netting agreement with PSI and, as a result, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its Trading Manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Amended Advisory Agreement among the Trust, the Managing Owner and the Trading Manager, the Trust shall automatically terminate the Trading Manager if the NAV allocated to the Trading Manager declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the NAV of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in NAV is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 2000, such segregated assets totalled $23,255,703. Part
30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $8,149,103 at December 31, 2000. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2000, the Trust's open futures and forward contracts mature within one year.

   At December 31, 2000 and 1999, the fair value of open futures and forward contracts was:

                                            2000                                    1999
                            -------------------------------------   -------------------------------------
                                 Assets            Liabilities           Assets            Liabilities
                            -----------------   -----------------   -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Interest rates            $ 1,022,561          $      --          $   565,484         $        --
     Stock indices                 221,700                 --                   --                  --
     Currencies                  1,479,050            111,600              664,038             212,790
     Commodities                   881,010            131,336              376,057             277,867
  Foreign exchanges
     Interest rates                870,562                 --              254,975             151,117
     Stock indices                 388,967             27,913              112,677                  --
     Commodities                   127,439             45,745              111,455              25,180
Forward Contracts:
  Currencies                       882,242             11,751              157,101             107,480
                            -----------------   -----------------   -----------------   -----------------
                               $ 5,873,531          $ 328,345          $ 2,241,787         $   774,434
                            -----------------   -----------------   -----------------   -----------------
                            -----------------   -----------------   -----------------   -----------------

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per Interest. Redemptions of Limited Interests for the years ended December 31, 2000, 1999 and 1998 were $12,636,745, $11,264,408 and $10,805,756, respectively.
Redemptions of General Interests for the years ended December 31, 2000, 1999 and 1998 were $127,636, $113,775 and $109,110, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 2000 totalled $66,464,176 and $541,426, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2000, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in these accounts.

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

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust and its Trading Manager to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust's futures and forward contracts.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2000 was $190.97, an increase of 9.87% from the December 31, 1999 net asset value per Interest of $173.82, which was a decrease of 13.48% from the December 31, 1998 net asset value per Interest of $200.91. The MAR (Managed Account Reports) Fund/Pool Index, which tracks the performance of approximately 300 futures funds, returned 9.41% and 1.48% for the years ended December 31, 2000 and 1999, respectively. Past performance is not necessarily indicative of future results.

   The Trust's favorable performance in 2000 was attributed to gains in the energy, currency and stock index sectors. Losses were incurred in the metal and interest rate sectors.

   Energy prices climbed throughout January and February and into the first week of March. Prices of crude oil futures rose above $33 a barrel, the highest level for a front-month (the most liquid) contract since the Gulf War in 1991. The energy sector reached a high early in March just prior to OPEC's agreement to increase production sufficiently to stabilize prices. Political pressure by the United States, along with a desire among OPEC members to maintain crude oil prices in the range of $22-$28 per barrel, prompted the cartel to announce a production increase and crude oil prices reversed downward. Increased demand and low supplies caused oil prices to surge once again during the second quarter, resulting in gains for long energy positions. Energy markets ended a year long uptrend with natural gas surging to an all time high in December as low supplies were strained by unusually cold temperatures in the U.S. Long positions in natural gas resulted in gains.

   The euro began 2000 lower versus the U.S. dollar, Japanese yen and British pound before rallying slightly in June as a result of solid European economic data and sentiment that the currency was undervalued. Short euro positions resulted in gains. Despite a brief rally after intervention by the European Central Bank and other G-7 central banks to boost the failing euro in September, the euro settled back down more than $0.02 below its intervention peaks. The euro reversed its downtrend during the fourth quarter as it rose against the U.S. dollar and Japanese yen. The Japanese yen rallied sharply, gaining on the U.S. dollar and most other currencies in the final months of Japan's fiscal year (which ended March 31st). This was attributed to positive sentiment regarding Japan's economy. In May, the yen rose slightly against the U.S. dollar supported by expectations of a possible change in the Bank of Japan's (BOJ) zero-interest rate policy and continued to rise when the BOJ increased short-term interest rates in August incurring losses for short positions. Political and economic uncertainty in Japan during the fourth quarter caused the yen to fall against the U.S. dollar and short Japanese yen positions resulting in gains.

   Extreme volatility in world financial markets during the first half of 2000 led to lack of trending opportunities and resulted in losses for equity index positions. During the second half of the year, equity markets experienced continued volatility, but markets trended downward as global economies began to show signs of slowing down. Most major indexes ended the year lower resulting in gains for short positions.

   Short metal positions provided negative performance for the Trust throughout most of the year as strong demand and fears of inflation drove prices higher. In addition, the high cost of energy, which is used in the production of base metals, caused a decrease in metal supply driving prices higher and incurring losses for short positions.

   Global bond markets began 2000 on a strong note. The U.S. Federal Reserve, European Central Bank, Bank of England, Reserve Bank of Australia, and Bank of Canada increased interest rates in early February. These rate increases shared motivation of strong economic growth and concerns about inflation. Despite rate hikes and news of robust worldwide economic growth, global bond markets continued to rally partially due to investors seeking refuge from volatile equity markets. U.S., Japanese and euro bond positions resulted in losses during the first three quarters of the year. Negative equity performance throughout the fourth quarter and mounting fears of a global economic slowdown contributed to a bond market rally towards year end as investors continued their flight to quality from the stock market. Prices of long- and short-term interest rate instruments rose, but gains from long U.S., Australian and euro bond positions during the last quarter were not sufficient to offset losses incurred earlier in the year.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased $709,000 for the year ended December 31, 2000 compared to 1999. This decrease was primarily due to lower net assets during 2000 as a result of redemptions and weak trading performance during the second half of 1999 and during 2000 through the third quarter offset, in part, by higher interest rates in 2000 and strong trading performance in the fourth quarter. Interest income decreased $640,000 for the year ended December 31, 1999 compared to 1998, primarily due to lower interest rates and lower net assets as a result of redemptions and poor trading performance during 1999.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased $1,740,000 for the year ended December 31, 2000 compared to 1999 primarily due to lower monthly net asset values as a result of redemptions and weak trading performance during the second half of 1999 and during 2000 through the third quarter. Commissions decreased approximately $485,000 for the year ended December 31, 1999 compared to 1998. This decrease was primarily due to lower monthly net asset values as a result of redemptions and poor trading performance during 1999.

   All trading decisions for the Trust are made by John W. Henry & Company, Inc. (the 'Trading Manager'). Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Additionally, effective on October 1, 2000, The advisory agreement among the Trust, the Managing Owner and the Trading Manager was amended. The Amended Advisory Agreement reduced the monthly management fee paid to the Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust's net asset value to 1/6 of 1% (a 2% annual rate). Additionally, if the Trading Manager recoups its cumulative trading losses to date and achieves a new trading high, the Trading Manager will earn a 20% incentive fee as compared to a 15% incentive fee previously paid. Management fees decreased $1,014,000 and $282,000 for the years ended December 31, 2000 and 1999 compared to the corresponding periods in the prior years for the same reasons commissions decreased as discussed above in addition to the reduced monthly management fee paid to the Trading Manager effective October 1, 2000.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager. No incentive fees were generated during the year ended December 31, 2000. Incentive fees of $252,000 were generated during the six months ended June 30, 1999 due to strong trading performance during the second quarter of 1999.

New Accounting Guidance

   In June 2000, the Financial Accounting Standards Board ('FASB') issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133 ('SFAS 138'), which became effective for the Trust on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2000.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2000 was $89.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Diversified Futures Trust I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station
P.O. Box 2016                                        PRESORTED
New York, NY 10272                                   STANDARD
                                                    U.S. POSTAGE
                                                        PAID
                                                   Automatic Mail

DFT1/17152