Form 10-K, Exhibit 13
period 2001-12-31
DIVERSIFIED FUTURES TRUST I
filed 2002-03-28
CIK 926805

                          LETTER TO LIMITED OWNERS FOR
                          DIVERSIFIED FUTURES TRUST I

PricewaterhouseCoopers (LOGO)

                                              PricewaterhouseCoopers LLP
                                              1177 Avenue of the Americas
                                              New York, NY 10036
                                              Telephone (646) 471-4000
                                              Facsimile (646) 471-4100

                       Report of Independent Accountants

To the Managing Owner and
Limited Owners of
Diversified Futures Trust I

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2001 and 2000, and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 25, 2002

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          2001              2000
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $23,096,296      $  26,730,111
Net unrealized gain (loss) on open futures contracts                       (80,717)         4,674,695
Net unrealized gain on open forward contracts                            1,281,566            870,491
                                                                      -------------     -------------
Net equity                                                              24,297,145         32,275,297
Other receivable                                                             4,852              7,523
                                                                      -------------     -------------
Total assets                                                           $24,301,997      $  32,282,820
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $   591,415      $   2,980,451
Management fees payable                                                     40,503             53,805
                                                                      -------------     -------------
Total liabilities                                                          631,918          3,034,256
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (128,587.499 and 151,627.034 interests
outstanding)                                                            23,433,353         28,956,000
General interests (1,299 and 1,532 interests outstanding)                  236,726            292,564
                                                                      -------------     -------------
Total trust capital                                                     23,670,079         29,248,564
                                                                      -------------     -------------
Total liabilities and trust capital                                    $24,301,997      $  32,282,820
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests ('Interests')        $    182.24      $      190.97
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
          The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       CONDENSED SCHEDULE OF INVESTMENTS
                              At December 31, 2001

                                                                 Net Unrealized
                                                                   Gain (Loss)
                                                                    as a % of            Net Unrealized
Futures and Forward Contracts                                     Trust Capital            Gain (Loss)
--------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                                                           $    20,022
  Stock Indices                                                                                (18,901)
  Commodities                                                                                 (194,643)
                                                                                         ---------------
     Net unrealized loss on futures contracts purchased               (0.82)%                 (193,522)
                                                                                         ---------------
Futures contracts sold:
  Interest rates                                                                               241,725
  Commodities                                                                                 (128,920)
                                                                                         ---------------
     Net unrealized loss on futures contracts sold                     0.48%                   112,805
                                                                    -------              ---------------
Net unrealized loss on futures contracts                              (0.34)%              $   (80,717)
                                                                    -------              ---------------
                                                                    -------              ---------------
Forward contracts purchased:
  Net unrealized gain on forward contracts purchased                   0.01%               $     2,425
                                                                    -------              ---------------
                                                                    -------              ---------------
Forward contracts sold:
  Japanese yen/U.S. dollar--crossrates                                 6.01%                 1,423,296
  Other                                                               (0.61)%                 (144,155)
                                                                    -------              ---------------
     Net unrealized gain on forward contracts sold                     5.40%                 1,279,141
                                                                    -------              ---------------
Net unrealized gain on forward contracts                               5.41%               $ 1,281,566
                                                                    -------              ---------------
                                                                    -------              ---------------
Settlement Currency--Futures Contracts
  British pound                                                        0.10%               $    24,354
  Euro                                                                 1.23%                   291,620
  Japanese yen                                                        (0.36)%                  (84,540)
  Canadian dollar                                                      0.11%                    26,431
  Australian dollar                                                    0.16%                    36,474
  U.S. dollar                                                         (1.58)%                 (375,056)
                                                                                         ---------------
     Total                                                            (0.34)%              $   (80,717)
                                                                    -------              ---------------
                                                                    -------              ---------------
Settlement Currency--Forward Contracts
     U.S. dollar                                                       5.41%               $ 1,281,566
                                                                    -------              ---------------
                                                                    -------              ---------------
--------------------------------------------------------------------------------------------------------
        The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                    Year Ended December 31,
                                                           -----------------------------------------
                                                              2001           2000           1999
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions         $ 4,895,823    $(1,013,488)   $ 1,647,081
Change in net unrealized gain/loss on open commodity
  positions                                                 (4,344,337)     4,077,833     (4,729,859)
Interest income                                              1,108,696      1,954,128      2,663,074
                                                           -----------    -----------    -----------
                                                             1,660,182      5,018,473       (419,704)
                                                           -----------    -----------    -----------
EXPENSES
Commissions                                                  2,101,789      2,440,604      4,181,083
Management fees                                                541,645      1,128,866      2,142,642
Incentive fees                                                      --             --        252,445
                                                           -----------    -----------    -----------
                                                             2,643,434      3,569,470      6,576,170
                                                           -----------    -----------    -----------
Net income (loss)                                          $  (983,252)   $ 1,449,003    $(6,995,874)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                          $  (973,419)   $ 1,434,508    $(6,925,889)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
General interests                                          $    (9,833)   $    14,495    $   (69,985)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                         $     (6.92)   $      7.27    $    (25.53)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
Weighted average number of limited and general interests
  outstanding                                                  142,013        199,216        274,040
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1998            293,357.624     $58,348,534     $589,465      $58,937,999
Net loss                                                     (6,925,889)     (69,985 )     (6,995,874)
Redemptions                                 (59,994.756)    (11,264,408)    (113,775 )    (11,378,183)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999            233,362.868      40,158,237      405,705       40,563,942
Net income                                                    1,434,508       14,495        1,449,003
Redemptions                                 (80,203.834)    (12,636,745)    (127,636 )    (12,764,381)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000            153,159.034      28,956,000      292,564       29,248,564
Net loss                                             --        (973,419)      (9,833 )       (983,252)
Redemptions                                 (23,272.535)     (4,549,228)     (46,005 )     (4,595,233)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001            129,886.499      23,433,353      236,726       23,670,079
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
         The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Diversified Futures Trust I (the 'Trust') was organized under the Delaware Business Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust's trustee is Wilmington Trust Company. The managing owner of the Trust is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. PSI was the principal underwriter for the Trust and is its commodity broker. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as the Trust. Under the new requirements, the Trust is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on the Trust's financial position or results of operations.

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

   The costs charged to the Trust for brokerage services for the years ended December 31, 2001, 2000 and 1999 were $2,101,789, $2,440,604 and $4,181,083, respectively.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owned
578.511 Limited Interests of the Trust.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

   When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to the Trust's forward transactions is PSI, the Trust's commodity broker. The Trust has entered into a master netting agreement with PSI and, as a result, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager, the Trust shall automatically terminate the Trading Manager if the net asset value allocated to the Trading Manager declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading (subject to the opt out provisions discussed below) and is not to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $14,167,550. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $8,848,029 at December 31, 2001. There are no segregation requirements for assets related to forward trading.

   The CFTC promulgated rules that allow futures commission merchants to permit certain customers, including the Trust, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If the Trust were to opt out, its funds could be held in a broader, and potentially riskier, range of investments than are allowed for segregated funds.

   As of December 31, 2001, the Trust's open futures and forward contracts mature within one year.

   The following table presents the fair value of futures and forward contracts at December 31, 2000:

                                                                               2000
                                                               -------------------------------------
                                                                    Assets            Liabilities
                                                               -----------------   -----------------
Futures Contracts:
  Domestic exchanges
     Interest rates                                               $ 1,022,561         $        --
     Stock indices                                                    221,700                  --
     Currencies                                                     1,479,050             111,600
     Commodities                                                      881,010             131,336
  Foreign exchanges
     Interest rates                                                   870,562                  --
     Stock indices                                                    388,967              27,913
     Commodities                                                      127,439              45,745
Forward Contracts:
  Currencies                                                          882,242              11,751
                                                               -----------------   -----------------
                                                                  $ 5,873,531         $   328,345
                                                               -----------------   -----------------
                                                               -----------------   -----------------

G. Financial Highlights

                                                                                  Year ended
                                                                               December 31, 2001
                                                                               -----------------
Performance per Interest
  Net asset value, beginning of period                                              $190.97
                                                                               -----------------
  Net realized gain and change in net unrealized gain/loss on commodity
     transactions                                                                      2.17
  Interest income                                                                      7.70
  Expenses                                                                           (18.60)
                                                                               -----------------
  Net decrease for the period                                                         (8.73)
                                                                               -----------------
  Net asset value, end of period                                                    $182.24
                                                                               -----------------
                                                                               -----------------
Total return                                                                          (4.57)%
Ratio to average net assets
  Interest income                                                                      4.12%
  Expenses                                                                             9.82%

   These financial highlights represent the overall results of the Trust during 2001. An individual interest owner's actual results may differ depending on the timing of redemptions.

-------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Diversified Futures Trust I is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
-------------------------------------------------------------------------------

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per Interest. Redemptions of Limited Interests for the years ended December 31, 2001, 2000 and 1999 were $4,549,228, $12,636,745 and $11,264,408, respectively.
Redemptions of General Interests for the years ended December 31, 2001, 2000 and 1999 were $46,005, $127,636 and $113,775, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 2001 totalled $71,013,404 and $587,432, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in these accounts.

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

Results of Operations

   The net asset value per Interest as of December 31, 2001 was $182.24, a decrease of 4.57% from the December 31, 2000 net asset value per Interest of $190.97, which was an increase of 9.87% from the December 31, 1999 net asset value per Interest of $173.82. The Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, and, returned 7.52% and 9.41% for the years ended December 31, 2001 and 2000, respectively. Past performance is not necessarily indicative of future results.

   The Trust's gross trading gains for the year ended December 31, 2001 and 2000, were $551,000 and $3,064,000, respectively. Due to the nature of the Trust's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2001 is presented below.

   Net gains for the Trust were the result of profits in the currency, interest rate and index sectors. Net losses were experienced in the energy, metal, grain and softs sectors.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty. Gains were realized in short Australian dollar positions. Short Japanese yen positions resulted in gains as well as the yen fell due to continued signs of weakness in the Japanese economy and expectations that the Bank of Japan would reinstate its zero-interest rate policy. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after the September 11th attacks. As a result of the attacks, many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar resulting in losses for short British pound positions. The U.S. dollar strengthened slightly towards year-end amid hopes of an economic recovery in the U.S. economy.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the U.S. Federal Reserve (the 'Fed') followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates 50 basis points. U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains resulted from long U.S., euro and Australian bond positions during the first, third and fourth quarters of the year.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indexes under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Short NASDAQ, DAX and London FTSE positions resulted in gains during the fist half of the year. The terrorist attacks of September 11th further weakened sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. The Dow Jones industrial average suffered its worst percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indexes recovered somewhat at the end of September as interest rate cuts by the Fed and fiscal stimuli by Congress combined to help stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy may be emerging from recession. Equity markets reversed in December providing a negative return for the second consecutive year. Losses incurred in equity index positions during the fourth quarter were offset by gains during the first and third quarters, producing net gains for the index sector.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Crude and heating oil positions incurred losses during the first and third quarters of the year resulting in net losses for the Trust in this sector.

   Metal prices fell throughout the fourth quarter amid decreased demand due to weak global economic conditions. Long positions in silver, gold and copper resulted in losses.

   Long coffee positions resulted in losses during the fourth quarter as coffee prices plunged to their lowest levels since 1992 after a larger than anticipated crop and lessening demand. Additionally, long corn prices resulted in losses during the fourth quarter as prices fell amid concerns about the decreasing level of U.S. corn exports.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased $845,000 for the year ended December 31, 2001 compared to 2000. This decrease was primarily due to lower net assets in the Trust during 2001 versus 2000 as a result of redemptions. Strong trading performance during the fourth quarter of 2000 helped to mitigate this decline in net assets at the start of the 2001 year. Additionally, interest rates were lower during 2001 versus 2000. Interest income decreased $709,000 for the year ended December 31, 2000 compared to 1999. This decrease was primarily due to lower net assets during 2000 as a result of redemptions and weak trading performance during the second half of 1999 and during 2000 through the third quarter offset, in part, by higher interest rates in 2000 and strong trading performance in the fourth quarter.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased $339,000 for the year ended December 31, 2001 compared to 2000 and $1,740,000 for the year ended December 31, 2000 compared to 1999 primarily due to lower net asset values in the Trust during the respective periods as described in the discussion on interest income above.

   All trading decisions for the Trust are made by John W. Henry & Company, Inc. (the 'Trading Manager'). Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Additionally, effective on October 1, 2000, The advisory agreement among the Trust, the Managing Owner and the Trading Manager was amended. The Amended Advisory Agreement reduced the monthly management fee paid to the Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust's net asset value to 1/6 of 1% (a 2% annual rate). Additionally, if the Trading Manager recoups its cumulative trading losses to date and achieves a new trading high, the Trading Manager will earn a 20% incentive fee as compared to a 15% incentive fee previously paid. Management fees decreased $587,000 and $1,014,000 for the years ended December 31, 2001 and 2000 compared to the corresponding periods in the prior years for the same reasons commissions decreased as discussed above in addition to the reduced monthly management fee paid to the Trading Manager effective October 1, 2000.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Manager. No incentive fees were generated during the years ended December 31, 2001 and 2000. Incentive fees of $252,000 were generated during the six months ended June 30, 1999 due to strong trading performance during the second quarter of 1999.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by

Nonpublic Investment Partnerships, to include within its scope commodity pools such as the Trust. Under the new requirements, the Trust is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on the Trust's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2001 was $96.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Diversified Futures Trust I/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

                                                         2001
-------------------------------------------------------------------------------
Diversif ied Futures Trust I
                                                         Annual
                                                         Report

0TH
Peck Slip Station                                   PRESORTED
P.O. Box 2303                                        STANDARD
New York, NY 10273-0005                            U.S. POSTAGE
                                                       PAID
                                                  Automatic Mail
DFT1/17152