Form 10-K, Exhibit 13
period 2002-12-31
DIVERSIFIED FUTURES TRUST I
filed 2003-03-28
CIK 926805

                                                         2002
-------------------------------------------------------------------------------
Diversified Futures Trust I                              Annual
                                                         Report

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

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations, and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2002 and 2001, and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 24, 2003

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -------------------------------
                                                                          2002              2001
-----------------------------------------------------------------------------------------------------
ASSETS
Cash in commodity trading accounts                                     $22,203,195      $  23,096,296
Net unrealized gain (loss) on open futures contracts                     1,068,894           (80,717)
Net unrealized gain on open forward contracts                            1,238,514          1,281,566
                                                                      -------------     -------------
Net equity                                                              24,510,603         24,297,145
Other receivable                                                             2,594              4,852
                                                                      -------------     -------------
Total assets                                                           $24,513,197      $  24,301,997
                                                                      -------------     -------------
                                                                      -------------     -------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $   890,827      $     591,415
Management fees payable                                                     40,855             40,503
                                                                      -------------     -------------
Total liabilities                                                          931,682            631,918
                                                                      -------------     -------------
Commitments

Trust capital
Limited interests (104,401.272 and 128,587.499 interests
outstanding)                                                            23,345,604         23,433,353
General interests (1,055 and 1,299 interests outstanding)                  235,911            236,726
                                                                      -------------     -------------
Total trust capital                                                     23,581,515         23,670,079
                                                                      -------------     -------------
Total liabilities and trust capital                                    $24,513,197      $  24,301,997
                                                                      -------------     -------------
                                                                      -------------     -------------

Net asset value per limited and general interests ('Interests')        $    223.61      $      182.24
                                                                      -------------     -------------
                                                                      -------------     -------------
-----------------------------------------------------------------------------------------------------
             The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                       CONDENSED SCHEDULE OF INVESTMENTS

                                                               Year Ended December 31,
                                         --------------------------------------------------------------------
                                                       2002                                2001
                                         --------------------------------    --------------------------------
                                         Net Unrealized                      Net Unrealized
                                          Gain (Loss)                         Gain (Loss)
                                           as a % of       Net Unrealized      as a % of       Net Unrealized
Futures and Forward Contracts            Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
-------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                             $  835,450                          $   20,022
  Stock Indices                                                 (80,419)                            (18,901)
  Commodities                                                   486,370                            (194,643)
                                                           --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts purchased               5.26%          1,241,401           (0.82)%          (193,522)
                                                                                               --------------
Futures contracts sold:
  Interest rates                                               (245,735)                            241,725
  Stock indices                                                  39,154              --                  --
  Commodities                                                    34,074                            (128,920)
                                                           --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts sold                   (0.73)           (172,507)           0.48             112,805
                                             ------        --------------        ------        --------------
Net unrealized gain (loss) on futures
  contracts                                    4.53%         $1,068,894           (0.34)%        $  (80,717)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Forward contracts purchased:
  Net unrealized gain on forward
  contracts purchased                          7.71%         $1,818,506            0.01%         $    2,425
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Forward contracts sold:
  Japanese yen/U.S. dollar--crossrates        (1.78)%          (419,284)           6.01%          1,423,296
  Other                                       (0.68)           (160,708)          (0.61)%          (144,155)
                                             ------        --------------        ------        --------------
     Net unrealized gain (loss) on
     forward contracts sold                   (2.46)%          (579,992)           5.40%          1,279,141
                                             ------        --------------        ------        --------------
Net unrealized gain on forward
  contracts                                    5.25%         $1,238,514            5.41%         $1,281,566
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Settlement Currency--Futures Contracts
  British pound                                0.30%         $   70,162            0.10%         $   24,354
  Euro                                         1.36             321,999            1.23             291,620
  Japanese yen                                 0.97             229,438           (0.36)            (84,540)
  Canadian dollar                              0.03               8,042            0.11              26,431
  Australian dollar                            0.23              53,087            0.16              36,474
  U.S. dollar                                  1.64             386,166           (1.58)           (375,056)
                                             ------        --------------        ------        --------------
     Total                                     4.53%          1,068,894           (0.34)%        $  (80,717)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Settlement Currency--Forward Contracts
     U.S. dollar                               5.25%         $1,238,514            5.41%         $1,281,566
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
-------------------------------------------------------------------------------------------------------------
            The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                   Year Ended December 31,
                                                           ----------------------------------------
                                                              2002          2001           2000
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions         $6,729,323    $ 4,895,823    $(1,013,488)
Change in net unrealized gain/loss on open commodity
  positions                                                 1,106,559     (4,344,337)     4,077,833
Interest income                                               475,355      1,108,696      1,954,128
                                                           ----------    -----------    -----------
                                                            8,311,237      1,660,182      5,018,473
                                                           ----------    -----------    -----------
EXPENSES
Commissions                                                 1,844,194      2,101,789      2,440,604
Management fees                                               488,417        541,645      1,128,866
Incentive fees                                              1,069,763             --             --
                                                           ----------    -----------    -----------
                                                            3,402,374      2,643,434      3,569,470
                                                           ----------    -----------    -----------
Net income (loss)                                          $4,908,863    $  (983,252)   $ 1,449,003
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                          $4,859,737    $  (973,419)   $ 1,434,508
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------
General interests                                          $   49,126    $    (9,833)   $    14,495
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                         $    41.42    $     (6.92)   $      7.27
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------
Weighted average number of limited and general interests
  outstanding                                                 118,525        142,013        199,216
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------

---------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999            233,362.868     $40,158,237     $405,705      $40,563,942
Net income                                                    1,434,508       14,495        1,449,003
Redemptions                                 (80,203.834)    (12,636,745)    (127,636 )    (12,764,381)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000            153,159.034      28,956,000      292,564       29,248,564
Net loss                                                       (973,419)      (9,833 )       (983,252)
Redemptions                                 (23,272.535)     (4,549,228)     (46,005 )     (4,595,233)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001            129,886.499      23,433,353      236,726       23,670,079
Net income                                                    4,859,737       49,126        4,908,863
Redemptions                                 (24,430.227)     (4,947,486)     (49,941 )     (4,997,427)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2002            105,456.272     $23,345,604     $235,911      $23,581,515
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------

-----------------------------------------------------------------------------------------------------
          The accompanying notes are an integral part of these statements.

                          DIVERSIFIED FUTURES TRUST I
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Diversified Futures Trust I (the 'Trust') was organized under the Delaware Statutory Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust's trustee is Wilmington Trust Company. The managing owner of the Trust is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI was the principal underwriter for the Trust and is its commodity broker ('Commodity Broker'). The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly owned subsidiaries of Prudential.

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

The Trading Managers

   Since inception through January 21, 2003, all trading decisions were made for the Trust by John W. Henry & Company, Inc. (the 'Initial Trading Manager'), an independent commodity trading manager. The Initial Trading Manager traded the Trust's assets pursuant to four of its trading programs: the Financial and Metals Portfolio; the Global Financial Portfolio; the Original Investment Program; and the G-7 Currency Portfolio. The Managing Owner decided to pursue a diversified multi-manager approach for the Trust. To implement the change from a single to multi-manager strategy, the Trust's advisory agreement with the Initial Trading Manager was terminated effective January 21, 2003. Three new trading managers and programs have been selected by the Managing Owner to manage the Trust's assets as further discussed in Note H. The Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

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

New accounting guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which the Trust adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, the Trust has provided general indemnifications to the Managing Owner, its trading managers and others when they act, in good faith, in the best interests of the Trust. The Trust is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

C. Fees

Organizational and general and administrative costs

   PSI or its affiliates paid the costs of organizing the Trust and offering its Interests and pay the routine operational, administrative, legal and auditing expenses of the Trust.

Management and incentive fees

   The Trust pays the Initial Trading Manager a monthly management fee and quarterly incentive fee. Effective on October 1, 2000, the Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager was amended (the 'Amended Advisory Agreement'). The Amended Advisory Agreement reduced the monthly management fee paid to the Initial Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust's NAV as of the end of each month to 1/6 of 1% (a 2% annual rate). Additionally, if the Initial Trading Manager achieves 'New High Net Trading Profits' (as defined in the Amended Advisory Agreement), the Initial Trading Manager will earn a 20% incentive fee as compared to a 15% incentive fee previously paid. The Managing Owner terminated the Trust's Amended Advisory Agreement with the Initial Trading Manager, effective January 21, 2003. See Note A and H for a further discussion concerning a change in trading managers.

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

D. Related Parties

   The Managing Owner and its affiliates perform services for the Trust which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay all the costs of these services as well as the Trust's routine operational, administrative, legal and auditing costs.

   The costs charged to the Trust for brokerage services for the years ended December 31, 2002, 2001 and 2000 were $1,844,194, $2,101,789 and $2,440,604, respectively.

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

   As of December 31, 2002, a non-U.S. affiliate of the Managing Owner owned 80 Limited Interests of the Trust.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

   When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as PSI, the Trust's Commodity Broker, is the sole counterparty. The Trust has entered into a master netting agreement with PSI and, as a result when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition; however, counterparty non-performance on only certain of the Trust's contracts may result in greater loss than non-performance on all of the Trust's contracts. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

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

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $7,240,423. Part
30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $16,031,666 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, all of the Trust's open futures and forward contracts mature within one year.

G. Financial Highlights

                                                                  Year Ended December 31,
                                                           --------------------------------------
                                                                 2002                 2001
                                                           -----------------    -----------------
Performance per Interest
  Net asset value, beginning of period                          $182.24              $190.97
                                                           -----------------    -----------------
  Net realized gain and change in net unrealized
     gain/loss on commodity transactions                          66.56                 2.17
  Interest income                                                  4.03                 7.70
  Expenses                                                       (29.22)              (18.60)
                                                           -----------------    -----------------
  Net increase (decrease) for the period                          41.37                (8.73)
                                                           -----------------    -----------------
  Net asset value, end of period                                $223.61              $182.24
                                                           -----------------    -----------------
                                                           -----------------    -----------------
Total return                                                      22.70%               (4.57)%
Ratio to average net assets
  Interest income                                                  1.99%                4.12%
  Expenses, including 4.47% of incentive fees for 2002            14.22%                9.82%

      These financial highlights represent the overall results of the Trust during the years ended December 31, 2002 and 2001. An individual interest owner's actual results may differ depending on the timing of redemptions.

H. Subsequent Event

   The Managing Owner decided to pursue a diversified multi-manager approach for the Trust. To implement the change from a single to a multi-manager strategy, the Trust's advisory agreement with the Initial Trading Manager was terminated effective January 21, 2003. Three new trading managers and programs have been selected to manage the Trust's assets. On February 3, 2003, the Managing Owner and the Trust entered into an advisory agreement with Appleton Capital Management Ltd. ('Appleton') to manage approximately 20% of the Trust's assets pursuant to Appleton's 25% Risk Program. On February 7, 2003, the Managing Owner and the Trust entered into on advisory agreement with Graham Capital Management, L.P. ('Graham') to manage approximately 40% of the Trust's assets utilizing Graham's Global Diversified Program at 1.5x leverage. Lastly, on February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Aspect Capital Limited ('Aspect') to manage on behalf of the Trust approximately 40% of the Trust's assets employing Aspect's Diversified Program. From January 21, 2003 until each trading manager began trading, all unallocated assets were invested in interest-bearing accounts. Pursuant to the advisory agreements, each of the trading managers (Appleton, Graham and Aspect) are to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the 'New High Net Trading Profits' on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager. The Trust did not incur commissions and management fees on the portion of assets unallocated to trading (i.e. the portion of assets previously managed by the Initial Trading Manager) until such time as Appleton, Graham and Aspect began trading. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

--------------------------------------------------------------------------------

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Diversified Futures Trust I is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     /s/ Steven Weinreb
     By: Steven Weinreb
     Chief Financial Officer
--------------------------------------------------------------------------------

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per Interest. Redemptions of Limited Interests for the years ended December 31, 2002, 2001 and 2000 were $4,947,486, $4,549,228 and $12,636,745, respectively.
Redemptions of General Interests for the years ended December 31, 2002, 2001 and 2000 were $49,941, $46,005 and $127,636, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 2002 totalled $75,960,890 and $637,373, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 100% of the interest it earns on the average net assets in these accounts.

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

Results of Operations

   The net asset value per Interest as of December 31, 2002 was $223.61 an increase of 22.70% from the December 31, 2001 net asset value per Interest of $182.24, which was a decrease of 4.57% from the December 31, 2000 net asset value per Interest of $190.97. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

   The Trust's trading gains before commissions for the years ended December 31, 2002, 2001 and 2000, were $7,836,000, $551,000 and $3,064,000, respectively. Due to the nature of the Trust's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2002 is presented below.

   Net losses for the Trust were experienced in the metals and softs sector. Profits were the result of gains in the currency, interest rate, index, energy and grain sectors.

   Gold and other precious metals soared throughout most of the first half of the year in response to weaknesses in the U.S. dollar and global equity markets and instability in the Middle East. Base metals also began the year on a rise as global economic activity showed signs of recovery. Gold prices reversed at second quarter-end as a result of profit taking by traders and the sentiment that U.S. and Japanese central banks would support the U.S. dollar. Gold ended the year above $300 an ounce. Base metal prices fell in the second half of the year due to weak economies and decreased industrial production. Gains earned by long gold positions in the first and fourth quarters of the year were not sufficient to offset losses incurred during the rest of the year resulting in net losses for the Trust.

   Long positions in sugar resulted in losses in the first half of the year as prices fell on news that the Brazilian sugar crop would be larger than expected. Decreased Vietnamese exports and increased demand in the second quarter and the threat of frosts in Brazil in the third quarter resulted in losses for short coffee positions. Towards the end of the year, short sugar positions benefited as prices fell due to plentiful supplies and high expectations for a large crop. The gains were insufficient to offset losses resulting in a net loss for the Trust.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors1 desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and gained as a result of positive economic data. Towards the end of the year, the U.S. dollar began the fourth quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Long euro/U.S. dollar, Swiss franc/U.S. dollar and Australian dollar/U.S. dollar cross-rate positions in the second and fourth quarters resulted in net gains for the Trust.

   Global bond markets trended lower through most of the first quarter amid growing prospects for imminent interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the Federal Reserve (the 'Fed') would lean towards increasing rates in the near future. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose as well. In the second half of the year, the Japanese bond market was particularly strong as the Japanese economy continued to struggle with recession and investors fled to bonds for safety. Global bond prices in the fourth quarter were slightly weaker as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced'. U.S., Japanese and European bond markets ended the year strong resulting in net gains for long European and U.S. Treasury bond positions.

   Equity indexes began the year choppily due to a continuing weak economy and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. This resulted in investors re-evaluating their outlook for a near-term economic recovery. Equity markets rallied in mid October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, short positions in the NASDAQ, London FTSE and Nikkei Dow resulted in net gains for the Trust.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Energy prices declined in the second quarter amid increased U.S. stock suggesting ample supply for the summer season and anticipation that Russia would discontinue output restrictions. Through the end of the year, energy markets climbed as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $20's per barrel earlier in the year to approximately $30 a barrel at year-end. Net gains for the Trust resulted from long natural gas and crude oil positions.

   Drought in the mid-western U.S. during the second half of the year drove price increases in corn, wheat and soybean markets. Long positions in corn and wheat resulted in gains for the Trust.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased $633,000 for the year ended December 31, 2002 compared to 2001. This decrease was primarily due to lower interest rates during 2002 compared to 2001, in addition to lower net assets in the Trust during 2002 versus 2001 as a result of redemptions. Interest income decreased $845,000 for the year ended December 31, 2001 compared to 2000. This decrease was primarily due to lower net assets during 2001 as a result of redemptions and weak trading performance. Additionally, interest rates were lower during 2001 versus 2000.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased $258,000 for the year ended December 31, 2002 compared to 2001 and $339,000 for the year ended December 31, 2001 compared to 2000 primarily due to lower net asset values in the Trust during the respective periods as described in the discussion on interest income above.

   All trading decisions for the Trust were made by the Initial Trading Manager. Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Additionally, effective on October 1, 2000, The advisory agreement among the Trust, the Managing Owner and the Initial Trading Manager was amended. The Amended Advisory Agreement reduced the monthly management fee paid to the Initial Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust's net asset value to 1/6 of 1% (a 2% annual rate). Additionally, if the Initial Trading Manager achieves a new trading high as defined in the Amended Advisory Agreement, then the Initial Trading Manager will earn a 20% incentive fee as compared to a 15% incentive fee previously paid. Management fees decreased $53,000 and $587,000 for the years ended December 31, 2002 and 2001 compared to the corresponding periods in the prior years for the same reasons commissions decreased as discussed above in addition to the reduced monthly management fee paid to the Initial Trading Manager effective October 1, 2000. Effective January 21, 2003 the Managing Owner and the Trust terminated the Amended Advisory Agreement with the Initial Trading Manager as further discussed in Note H of the annual report.

   Incentive fees were based on the New High Net Trading Profits generated by the Initial Trading Manager, as defined in the Amended Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager. Incentive fees of $1,070,000 were incurred for the year ended December 31, 2002 as a result of strong trading performance during the second and third quarters. No incentive fees were incurred during the years ended December 31, 2001 and 2000.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2002 was $99.

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