Form 10-K, Exhibit 13
period 2003-12-31
DIVERSIFIED FUTURES TRUST I
filed 2004-03-29
CIK 926805

Diversified Futures Trust I

2003

Annual

Report

LETTER TO LIMITED OWNERS

DIVERSIFIED FUTURES TRUST I

PricewaterhouseCoopers (LOGO)	PricewaterhouseCoopers LLP

1177 Avenue of the Americas

New York NY 10036

Telephone (646) 471 4000

Facsimile (813) 286 6000

Report of Independent Auditors

To the Managing Owner and Limited Owners

of Diversified Futures Trust I

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2003 and 2002, and the results of its operations and changes in its trust capital for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 23, 2004

DIVERSIFIED FUTURES TRUST I

(a Delaware Business Trust)

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002

ASSETS

Cash in commodity trading accounts	$22,622,377	$22,203,195

Net unrealized gain on open futures contracts	1,536,047	1,068,894

Net unrealized gain on open forward contracts	378,433	1,238,514

Net equity	24,536,857	24,510,603

Other receivable	4,282	2,594

Total assets	$24,541,139	$24,513,197

LIABILITIES AND TRUST CAPITAL

Liabilities

Redemptions payable	$582,530	$890,827

Management fees payable	40,902	40,855

Incentive fees payable	158,058	—

Total liabilities	781,490	931,682

Commitments

Trust capital

Limited interests (92,031.991 and 104,401.272 interests outstanding)	23,521,958	23,345,604

General interests (930 and 1,055 interests outstanding)	237,691	235,911

Total trust capital	23,759,649	23,581,515

Total liabilities and trust capital	$24,541,139	$24,513,197

Net asset value per limited and general interests (“interests”)	$255.58	$223.61

The accompanying notes are an integral part of these statements.

DIVERSIFIED FUTURES TRUST I

(a Delaware Business Trust)

CONDENSED SCHEDULE OF INVESTMENTS

	Year Ended December 31,
	2003		2002
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)

Futures contracts purchased:

Interest rates		$85,814		$835,450

Stock indices		500,764		(80,419)

Currencies		144,239		—

Commodities		1,557,566		486,370

Net unrealized gain on futures contracts purchased	9.63%	2,288,383	5.26%	1,241,401

Futures contracts sold:

Interest rates		(8,593)		(245,735)

Stock indices		12,240		39,154

Currencies		(69,120)		—

Commodities		(686,863)		34,074

Net unrealized (loss) on futures contracts sold	(3.17)	(752,336)	(0.73)	(172,507)

Net unrealized gain on futures contracts	6.46%	$1,536,047	4.53%	$1,068,894

Forward contracts purchased:

Net unrealized gain on forward contracts purchased	1.57%	$374,108	7.71%	$1,818,506

Forward contracts sold:

Net unrealized gain (loss) on forward contracts sold	0.02%	4,325	(2.46)%	(579,992)

Net unrealized gain on forward contracts	1.59%	$378,433	5.25%	$1,238,514

Settlement Currency—Futures Contracts

British pound	0.09%	$20,366	0.30%	$70,162

Euro	0.75	178,763	1.36	321,999

Hong Kong dollar	0.02	5,602	—	—

Japanese yen	0.07	17,697	0.97	229,438

Canadian dollar	0.24	57,835	0.03	8,042

Australian dollar	0.02	4,801	0.23	53,087

Swedish krona	0.02	4,420	—	—

Swiss franc	0.05	12,042	—	—

U.S. dollar	5.20	1,234,521	1.64	386,166

Total	6.46%	$1,536,047	4.53%	$1,068,894

Settlement Currency—Forward Contracts

British pound	(0.02)%	$(4,356)	—%	$ —

Canadian dollar	0.05	11,267	—	—

Japanese yen	0.80	191,157	—	—

Australian dollar	(0.05)	(12,157)	—	—

Swiss franc	0.07	15,493	—	—

U.S. dollar	0.74	177,029	5.25	1,238,514

Total	1.59%	$378,433	5.25%	$1,238,514

The accompanying notes are an integral part of these statements.

DIVERSIFIED FUTURES TRUST I

(a Delaware Business Trust)

STATEMENTS OF OPERATIONS)

	Year Ended December 31,
	2003	2002	2001

REVENUES

Net realized gain on commodity transactions	$5,841,398	$6,729,323	$4,895,823

Change in net unrealized gain/loss on open commodity positions	(392,928)	1,106,559	(4,344,337)

Interest income	275,738	475,355	1,108,696

	5,724,208	8,311,237	1,660,182

EXPENSES

Commissions	1,735,735	1,844,194	2,101,789

Management fees	453,594	488,417	541,645

Incentive fees	360,737	1,069,763	—

	2,550,066	3,402,374	2,643,434

Net income (loss)	$3,174,142	$4,908,863	$(983,252)

ALLOCATION OF NET INCOME (LOSS)

Limited interests	$3,142,377	$4,859,737	$(973,419)

General interests	$31,765	$49,126	$(9,833)

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST

Net income (loss) per weighted average limited and general interest	$31.80	$41.42	$(6.92)

Weighted average number of limited and general interests outstanding	99,812	118,525	142,013

STATEMENTS OF CHANGES IN TRUST CAPITAL

	INTERESTS	LIMITED INTERESTS	GENERAL INTERESTS	TOTAL

Trust capital—December 31, 2000	153,159.034	$28,956,000	$292,564	$29,248,564

Net loss		(973,419)	(9,833)	(983,252)

Redemptions	(23,272.535)	(4,549,228)	(46,005)	(4,595,233)

Trust capital—December 31, 2001	129,886.499	23,433,353	236,726	23,670,079

Net income		4,859,737	49,126	4,908,863

Redemptions	(24,430.227)	(4,947,486)	(49,941)	(4,997,427)

Trust capital—December 31, 2002	105,456.272	$23,345,604	$235,911	$23,581,515

Net income		3,142,377	31,765	3,174,142

Redemptions	(12,494.281)	(2,966,023)	(29,985)	(2,996,008)

Trust capital—December 31, 2003	92,961.991	$23,521,958	$237,691	$23,759,649

The accompanying notes are an integral part of these statements.

DIVERSIFIED FUTURES TRUST I

(a Delaware Business Trust)

NOTES TO FINANCIAL STATEMENTS

A.  General

Diversified Futures Trust I (the “Trust”) was organized under the Delaware Statutory Trust Act on May 18, 1994 and will continue until December 31, 2014 unless terminated sooner under the provisions of the Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust’s trustee is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. The Trust and its managing owner, Prudential Securities Futures Management Inc., entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia. Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remains an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association.

The managing owner, Prudential Securities Futures Management Inc. (the “Managing Owner”), is a wholly owned subsidiary of PEG. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

On January 5, 1995, the Trust completed its initial offering having raised $25,262,800 from the sale of 249,628 limited interests (“Limited Interests”) and 3,000 general interests (“General Interests”) (collectively, the “Interests”). Additional Interests were offered and sold monthly at the then current net asset value (“NAV”) per Interest until the continuous offering period expired on August 31, 1996. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $41,129,100 from the sale of 299,640 Limited Interests and 1,628 General Interests. General Interests were sold exclusively to the Managing Owner.

The Trading Managers

Since inception through January 21, 2003, all trading decisions were made for the Trust by John W. Henry & Company, Inc. (the “Initial Trading Manager”), an independent commodity trading manager. The Initial Trading Manager traded the Trust’s assets pursuant to four of its trading programs: the Financial and Metals Portfolio; the Global Financial Portfolio; the Original Investment Program; and the G-7 Currency Portfolio. The Managing Owner decided to pursue a diversified multi-manager approach for the Trust. To implement the change from a single to multi-manager strategy, the Trust’s advisory agreement with the Initial Trading Manager was terminated effective January 21, 2003. Three new trading managers and programs have been selected by the Managing Owner to manage the Trust’s assets. On February 3, 2003, the Managing Owner and the Trust entered into an advisory agreement with Appleton Capital Management Ltd. (“Appleton”) to manage approximately 20% of the Trust’s assets pursuant to Appleton’s 25% Risk Program. On February 7, 2003, the Managing Owner and the Trust entered into on advisory agreement with

Graham Capital Management, L.P. (“Graham”) to manage approximately 40% of the Trust’s assets utilizing Graham’s Global Diversified Program at 1.5x leverage. Lastly, on February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Aspect Capital Limited (“Aspect”) to manage on behalf of the Trust approximately 40% of the Trust’s assets employing Aspect’s Diversified Program. From January 21, 2003 until each trading manager began trading, all unallocated assets were invested in interest-bearing accounts. Pursuant to the advisory agreements, each of the trading managers (Appleton, Graham and Aspect) are to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager. The Trust did not incur commissions and management fees on the portion of assets unallocated to trading (i.e. the portion of assets previously managed by the Initial Trading Manager) until such time as Appleton, Graham and Aspect began trading. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner. The Managing Owner retains the authority to override trading instructions that violate the Trust’s trading policies.

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

The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows—Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

Consistent with standard business practices in the normal course of business, the Trust has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of the Trust. The Trust is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

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

Profit and loss allocation, distributions and redemptions

Net income or loss for both financial and tax reporting purposes is allocated monthly to all Interest holders on a pro rata basis on each Interest holder’s number of interests outstanding during the month.

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

New accounting guidance

Statement of Financial Accounting Standards 149

In April 2003, Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. This statement amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no material effect on the Trust’s financial position or results of operations.

C.  Fees

Organizational and general and administrative costs

PEG or its affiliates paid the costs of organizing the Trust and offering its interests and pay the routine operational, administrative, legal and auditing expenses of the Trust.

Management and incentive fees

The Trust paid the Initial Trading Manager a monthly management fee and quarterly incentive fee. Effective on October 1, 2000, the Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager was amended (the “Amended Advisory Agreement”). The Amended Advisory Agreement reduced the monthly management fee paid to the Initial Trading Manager from  1/3 of 1% (a 4% annual rate) of the Trust’s NAV as of the end of each month to  1/6 of 1% (a 2% annual rate). Additionally, if the Initial Trading Manager achieved “New High Net Trading Profits” (as defined in the Amended Advisory Agreement), the Initial Trading Manager would earn a 20% incentive fee as compared to a 15% incentive fee previously paid. The Managing Owner terminated the Trust’s Amended Advisory Agreement with the Initial Trading Manager, effective January 21, 2003. Three new trading managers and programs have been selected to manage the Trust’s assets as previously discussed in Note A. Pursuant to the advisory agreements, each of the trading managers are to be paid a monthly management fee equal to  1/6 of 1% (a 2% annual rate) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager.

Commissions

The Managing Owner, on behalf of the Trust, entered into an agreement with PEG as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The monthly fee equals .64583 of 1% (7.75% per annum) of the Trust’s NAV as of the first day of each month. From this fee, PEG pays all of the Trust’s execution (including floor brokerage expenses and NFA, clearing and exchange fees) and account maintenance costs. As previously discussed in Note A the Trust did not incur commissions during 2003 on the portion of assets unallocated to trading until such time as the new trading managers began trading.

D.  Related Parties

The Managing Owner and its affiliates perform services for the Trust which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PEG or its affiliates pay all the costs of these services as well as the Trust’s routine operational, administrative, legal and auditing costs.

The costs charged to the Trust for brokerage services for the years ended December 31, 2003, 2002 and 2001 were $1,735,735, $1,844,194 and $2,101,789, respectively.

The Trust’s assets are maintained either in trading or cash accounts at PEG, the Trust’s commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PEG credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust’s accounts.

The Trust, acting through its trading manager, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PEG. PEG then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PEG and the Trust pursuant to a line of credit. PEG may require that collateral be posted against the marked-to market position of the Trust.

As of December 31, 2003 a non-U.S. affiliate of the Managing Owner owned 503.232 Limited interests of the Trust.

E.  Income Taxes

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

F.  Derivative Instruments and Associated Risks

The Trust is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Trust’s investment activities (credit risk).

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust’s net assets being traded, significantly exceeds the Trust’s future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust’s commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as PEG, the Trust’s commodity broker, is the sole counterparty, The Trust has entered into a master netting agreement with PEG and, as a result when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition; however, counterparty non-performance on only certain of the Trust’s contracts may result in greater loss than non-performance on all of the Trust’s contracts. The amount at risk associated with counterparty non-performance of all of the Trust’s contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate the trading manager if the net asset value allocated to the trading manager declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading manager as it, in good faith, deems to be in the best interests of the Trust.

PEG, when acting as the Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PEG. At December 31, 2003 and 2002, such segregated assets totalled $17,843,950 and $7,240,423, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of the Trust related to foreign futures trading which totalled $6,314,474 and $16,031,666 at December 31, 2003 and 2002, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2003, all of the Trust’s open futures and forward contracts mature within one year, except for certain currency rate futures contracts that have maturities as distant as December 2005.

G.  Financial Highlights

	Year Ended December 31,
	2003	2002

Performance per interest

Net asset value, beginning of year	$223.61	$182.24

Net realized gain and change in net unrealized gain/loss on commodity transactions	54.91	66.56

Interest income	2.75	4.03

Expenses	(25.69)	(29.22)

Net increase for the year	31.97	41.37

Net asset value, end of year	$255.58	$223.61

Total return:

Total return before incentive fees	15.79%	27.17%

Incentive fees	(1.49)	(4.47)

Total return after incentive fees	14.30%	22.70%

Ratio to average net assets

Net investment loss before incentive fees**	(7.92)%	(7.76)%

Incentive fees	(1.49)	(4.47)

Net investment loss after incentive fees	(9.41)%	(12.23)%

Interest Income	1.14%	1.99%

Incentive Fees	1.49%	4.47%

Other expenses	9.06	9.75

Total net expenses	10.55%	14.22%

**	Represents interest income less total expenses (exclusive of incentive fees). The Managing Owner believes that the disclosure of the ratio of net investment loss to average net assets as required under the AICPA Audit Guide For Investment Companies is not a meaningful or appropriate measure for the Trust. The Managing Owner believes that the total return ratio is the appropriate ratio as it also considers the Trust’s commodity trading gains/losses.

These financial highlights represent the overall results of the Trust during the years ended December 31, 2003 and 2002. An individual interest owner’s actual results may differ depending on the timing of redemptions.

H.  Subsequent Event

On January 1, 2004, PEG, a wholly-owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Diversified Futures Trust I is accurate and complete.

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

(Managing Owner)

By: /s/ Ronald J. Ivans

Ronald J. Ivans

Chief Financial Officer

DIVERSIFIED FUTURES TRUST I

(a Delaware Business Trust)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. The Trust’s application of these policies involves judgements and actual results may differ from the estimates used.

The Managing Owner has evaluated the nature and types of estimates that it makes in preparing the Trust’s financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or Internationally recognized Futures exchange involves a critical accounting policy. The values used by the Trust for its open forward positions are provided by its commodity broker, PEG. PEG, who uses market prices when available, while over-the-counter derivative financial instruments, principally forwards, options and swaps are valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date.

As such, if actual results vary from estimates used, they are anticipated to not have a material impact on the financial statements and related disclosures.

Liquidity and Capital Resources

The Trust commenced operations on January 5, 1995 with gross proceeds of $25,262,800 allocated to commodities trading. The Trust continued to offer Interests on a monthly basis until the continuous offering period ended on August 31, 1996, resulting in additional gross proceeds to the Trust of $41,129,100.

The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per Interest. Redemptions of Limited Interests for the years ended December 31, 2003, 2002 and 2001 were $2,966,023, $4,947,486 and $4,549,228, respectively. Redemptions of General Interests for the years ended December 31, 2003, 2002 and 2001 were $29,985, $49,941 and $46,005, respectively. Redemptions of Limited and General Interests from the commencement of operations, January 5, 1995, to December 31, 2003 totalled $78,926,913 and $667,358, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

At December 31, 2003, 100% of the Trust’s net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for the Trust’s trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PFD credits the Trust monthly with 100% of the interest it earns on the average net assets in these accounts.

The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as “daily limits.” During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

Since the Trust’s business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust’s exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust’s speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust’s experience to date and could ultimately lead to a loss of all or substantially all of investors’ capital. The Managing Owner attempts to minimize these risks by requiring the Trust and its Trading Manager to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Trust’s futures and forward contracts.

The Trust does not have, nor does it expect to have, any capital assets.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2003, the Trust had not utilized special purpose entities to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions related to certain risks service providers, such as our accountants, undertake in performing services which are in the best interests of the Trust. While the Trust’s exposure under such indemnification provisions can not be estimated, these general business indemnifications are not expected to have material impact on the Trust’s financial position.

The Trust’s contractual obligations are with each trading manager and its commodity broker. Payments made under the Trust’s agreement with each trading manager are at a fixed rate, calculated as a percentage of the the Trust’s “New High Net Trading Profits”. Management fee payments made to the trading managers and commission payments to the commodity broker are calculated as a fixed percentage of the Trust’s NAV’s. As such, the Managing Owner cannot anticipate the amount of payments that will be required under these agreements for future periods as NAV’s are not known until a future date. These agreements are effective for one-year terms, renewable automatically for additional one-year terms unless terminated. Additionally, these agreements may be terminated by either party for various reasons. For a further discussion on these payments, see Notes A & C of the Trust’s 2003 Annual Report.

Results of Operations

The net asset value per Interest as of December 31, 2003, was $255.58 an increase of 14.30% from the December 31, 2002 net asset value per Interest of $223.61, which was an increase of 22.70% from the December 31, 2001 net asset value per Interest of $182.24. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 12.17% and 11.99% for the years ended December 31, 2003 and 2002, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

The Trust’s trading gains before commissions for the years ended December 31, 2003, 2002 and 2001 were $5,448,000, $7,836,000 and $551,000, respectively. Due to the nature of the Trust’s trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2003 is presented below.

Profits were the result of gains in the currencies and indices sectors. Net losses for the Trust were experienced in the energies, interest rates, softs, grains and metals sectors.

Currencies:    Perceptions of a quick success in Iraq boosted the U.S. dollar versus many foreign currencies early in 2003. Although, as uncertainty crept in, the euro topped U.S.$1.10 for the first time in nearly four years amid concerns that the war would disrupt the U.S. economy and the U.S. dollar ended the quarter down against the euro and the Japanese yen. The U.S. dollar continued to move sharply lower against most major currencies during the second quarter. The reversal of the U.S.’s strong dollar policy by Treasury Secretary Snow led to a further sell off of the greenback leading to a 4.5-year low against the Swiss franc, and a 33-month low against the Japanese yen. Despite the strong global economic growth exhibited in the third quarter, the best in 20 years, the U.S. dollar began a new significant decline against both the euro and yen in the fourth quarter with the U.S. dollar reaching a three-year low against the Japanese yen and an 11-year low against the British pound. The weakened dollar played a major role in the markets throughout 2003. The Iraq War, growing U.S. federal deficits, and weak job market led to a 17%

depreciation of the dollar against the euro since the beginning of the year with 7.5% drop over the last quarter. Long euro and British pound positions resulted in gains for the Trust throughout the year.

Indices:    Major global equity markets rallied early in the first quarter of 2003, but slid on fears of the impending war with Iraq, possible terrorism attacks and international political conflict. Markets recovered to surge ahead in the second quarter due to the easing of geopolitical tension, massive short covering, excess liquidity, some positive first quarter earnings reports, and economic recovery. Stronger corporate earnings, growth in capital and consumer spending, a weak U.S. dollar, and low interest rates boosted stock prices and resulted in continued gains through the second half of the year. All three major U.S. market gauges made double-digit gains to end the year in solidly positive territory for the first time since 1999. The Dow Jones Industrial Average was up 25.3%, NASDAQ up 50% and the S&P 500 up 26.4%. Global markets also revived in 2003 with the biggest gains in Latin America and Asia. Long global index positions resulted in gains for the Trust as global equity markets rallied throughout 2003.

Energies:    Price increases in the world oil markets at the beginning of the first quarter continued to be fed by concerns of supply disruptions due to the conflict in Iraq, civil strife in Venezuela, anticipation of a Nigerian strike and tensions on the Korean peninsula. Towards the end of the first quarter, fears of the possibility of a prolonged war in Iraq and low supplies pushed energy futures prices higher despite the securing of Iraqi oil wells. Energy price declines began in March and continued as the war in Iraq became inevitable. In order to stave off the declining prices and correct an oversupply as crude oil demand reached a seasonal low, Organization of Petroleum Exporting Countries (“OPEC”) members agreed to cut current output by seven percent in April. Toward the end of the quarter, energy prices, in general, were higher due to Nigeria’s general worker’s strike, low U.S. oil inventory levels and expectations of U.S. economic growth. Oil prices spiked in September as OPEC announced an output reduction of 3.5% ahead of peak winter demand to stem the decline in prices. Prices stabilized slightly when investors realized supplies appeared to be sufficient but ended the quarter at the highest level in three weeks. Energy prices for the fourth quarter experienced volatile but upward trending conditions. China’s demand for crude oil, falling U.S. inventories and OPEC’s decision to cut output quotas due to the weak dollar resulted in crude oil rising to its highest closing price in nine-months. An early cold snap and snowstorms in the Northeast led to a surge in natural gas prices. Net short natural gas and crude oil positions resulted in losses for the Trust.

Interest rates:    The U.S. Federal Reserve (the “Fed”) left the federal funds rate unchanged at a 41-year low of 1.25% at both the January and March meetings. In mid-March, initial optimism for the Coalition Forces’ success in Iraq resulted in a shift by investors to junk bonds and stocks, marking the worst setback for the U.S. Treasury markets in 18 months. The European Central Bank cut interest rates by 0.25% in the beginning of March, which, coupled with weak global economic growth prospects, resulted in the strengthening of European bond prices. In June, the market reacted with disappointment to the Fed’s 0.25% cut in short-term interest rates and as a result, intermediate and long-term rates rose. Concern about deteriorating public finances in most large economies and a renewed interest in equities, resulted in falling bond prices throughout the quarter and the subsequent rising of long-term rates. As a result of improved world growth, global bond yields began low at the beginning of the third quarter and rose in every major developed bond market, with Japanese bonds experiencing the greatest rise in yields. The majority of damage occurred in July as U.S. Treasuries posted their worst monthly return in more than two decades when investors shifted their allocations from bonds to stocks on the basis of stronger economic data. Government bonds under performed in the fourth quarter as investors sought riskier assets due to gains in GDP, consumer confidence, manufacturing and employment. The Fed maintained its target for the federal funds rate at one percent at its October and December meetings. European and Asian Central Banks followed suit. The threat of increased interest rates depressed bond prices as improved global economy created upward pressure resulting in market fluctuations and increased volatility. Overall, bond markets and short-term interest rates did not significantly contribute to performance, and in many cases diminished gains. Long European and British bond positions resulted in net losses.

Softs:    Cotton prices increased 47% in 2003 as China increased its demand for raw materials. Coffee prices also rose because of poor growing conditions in Brazil resulting in a drop in stockpiles. Sugar prices dropped more than 25% as surpluses were recorded for the eleventh consecutive year. Early political unrest in the Ivory Coast led to a rally in cocoa prices only to fall as tensions eased and production grew. High volatility in the softs markets led to net losses in cocoa, sugar and coffee positions.

Grains:    High demand for U.S. exports led to increased prices in grains and other crops in 2003. China made record purchases in soybeans and is forecasted to double its orders. Corn and wheat prices rallied as well but not as strongly as soybeans. Short corn positions resulted in net losses as drought conditions drove prices upward.

Metals:    Throughout 2003, metal prices have risen by approximately 15% and 115% on the back of increased world demand and concerns about poor global inventory levels. Investors and speculators purchased precious metals as a way to hedge against the declining dollar. Gold crossed the threshold of $400 an ounce for the first time in seven years while silver reached a five and a half-year high and increased 24% for the year. China’s voracious appetite for industrial metals moved prices up and copper reached a six-year high due to short-term supply disruptions. Speculation that manufacturers will boost metal purchases increased base metal prices and let to net losses in short aluminum and copper positions.

Interest income is earned on the average net assets held at PFD and, therefore, varies monthly according to interest rates, trading performance, and redemptions. Interest income decreased $200,000 for the year ended December 31, 2003 compared to 2002. This decrease was primarily due to lower interest rates during 2003 compared to 2002, offset, in part by an increase in net assets as a result of strong trading performance during 2003. Interest income decreased $633,000 for the year ended December 31, 2002 compared to 2001. This decrease was primarily due to lower interest rates during 2002 compared to 2001, in addition to lower net assets in the Trust during 2002 versus 2001 as a result of redemptions.

Commissions are calculated on the Trust’s net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased $108,000 for the year ended December 31, 2003 compared to 2002 and $258,000 for the year ended December 31, 2002 compared to 2001. The decrease in 2003 versus 2002 was primarily due to the Trust not incurring commissions on the portion of assets unallocated to trading until February 2003 when each of the new trading managers began trading. The decrease in 2002 versus 2001 was due to lower net assets in the Trust during 2002 versus 2001 as a result of redemptions.

All trading decisions for the Trust were made by the Initial Trading Manager until January 21, 2003. Three new trading managers and programs have been selected by the Managing Owner to manage the Trust’s assets effective February 2003. Management fees are calculated on the Trust’s net asset value at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased $35,000 and $53,000 for the years ended December 31, 2003 and 2002 compared to the corresponding periods in the prior years for the same reasons commissions decreased as discussed above.

Incentive fees were based on the New High Net Trading Profits generated by the Initial Trading Manager, for the years ended December 31, 2002 and 2001, as defined in the Amended Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager. Effective February 2003, incentive fees are based on the New High Trading Profits generated by the new trading managers, as defined in the Advisory Agreements among the Trust, the Managing Owner and the new trading managers. Incentive fees of $361,000 were incurred for the year ended December 31, 2003. Incentive fees of $1,070,000 were incurred for the year ended December 31, 2002. No incentive fees were incurred during the year ended December 31, 2001.

Inflation

Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2003.

OTHER INFORMATION

The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2003 was $43.

The Trust’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

Diversified Futures Trust I/0TH

Peck Slip Station

P.O. Box 2303

New York, New York 10273-0005