Form 10-K, Exhibit 13
period 2004-12-31
DIVERSIFIED FUTURES TRUST I
filed 2005-03-31
CIK 926805

DIVERSIFIED FUTURES TRUST I

ANNUAL REPORT

December 31, 2004

DIVERSIFIED FUTURES TRUST I

TABLE OF CONTENTS

PAGES
Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	1

Report of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedules of Investments	4

Statements of Operations	5

Statements of Changes in Trust Capital	6

Notes to Financial Statements	7 – 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Diversified Futures Trust I

We have audited the accompanying statement of financial condition of Diversified Futures Trust I as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Futures Trust I as of December 31, 2004, and the results of its operations and changes in its trust capital for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Diversified Futures Trust I

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash in commodity trading accounts	$20,394,257	$22,622,377
Net unrealized gain on open futures contracts	532,883	1,536,047
Net unrealized gain (loss) on open forward contracts	(93,777)	378,433

Net equity	20,833,363	24,536,857

Other receivable	0	4,282

Total assets	$20,833,363	$24,541,139

LIABILITIES
Redemptions payable	$513,955	$582,530
Management fees payable	41,888	40,902
Incentive fees payable	0	158,058
Commissions payable	114,332

Total liabilities	670,175	781,490

Commitments
TRUST CAPITAL
Limited interests (83,974.684 and 92,031.991 interests outstanding) at December 31, 2004 and 2003	19,956,434	23,521,958
General interests (870 and 930 interests outstanding) at December 31, 2004 and 2003	206,754	237,691

Total trust capital	20,163,188	23,759,649

Total liabilities and trust capital	$20,833,363	$24,541,139

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures and Forward Contracts
Futures contracts purchased:
Commodities	1.12%	$226,555	6.55%	$1,557,566
Currencies	0.03%	6,225	0.61%	144,239
Interest rates	0.77%	154,841	0.36%	85,814
Stock indices	1.30%	260,855	2.11%	500,764

Net unrealized gain on futures contracts purchased	3.22%	648,476	9.63%	2,288,383

Futures contracts sold:
Commodities	(0.62)%	(125,504)	(2.89)%	(686,863)
Currencies	0.00%	0	(0.29)%	(69,120)
Interest rates	0.06%	10,961	(0.04)%	(8,593)
Stock indices	(0.01)%	(1,050)	0.05%	12,240

Net unrealized (loss) on futures contracts sold	(0.57)%	(115,593)	(3.17)%	(752,336)

Net unrealized gain on futures contracts	2.65%	$532,883	6.46%	$1,536,047

Forward contracts purchased:
Net unrealized gain (loss) on forward contracts purchased	(0.18)%	$(36,981)	1.57%	$374,108

Forward contracts sold:
Net unrealized gain (loss) on forward contracts sold	(0.29)%	(56,796)	0.02%	4,325

Net unrealized gain (loss) on forward contracts	(0.47)%	$(93,777)	1.59%	$378,433

Settlement Currency – Futures Contracts
British pound	1.57%	$317,381	0.09%	$20,366
Euro	0.25%	51,352	0.75%	178,763
Hong Kong dollar	0.00%	(174)	0.02%	5,602
Japanese yen	0.45%	90,164	0.07%	17,697
Canadian dollar	0.11%	23,059	0.24%	57,835
Australian dollar	(0.11)%	(22,596)	0.02%	4,801
Swedish krona	0.00%	(685)	0.02%	4,420
Swiss franc	0.00%	0	0.05%	12,042
U.S. dollar	0.28%	56,197	5.20%	1,234,521
Mexican peso	0.03%	6,225	0.00%	0
Taiwan new dollar	0.07%	11,960	0.00%	0

Total	2.65%	$532,883	6.46%	$1,536,047

Settlement Currency – Forward Contracts
British pound	0.31%	$62,800	(0.02)%	$(4,356)
Canadian dollar	(0.21)%	(43,261)	0.05%	11,267
Japanese yen	(0.15)%	(31,023)	0.80%	191,157
Australian dollar	(0.09)%	(18,264)	(0.05)%	(12,157)
Swiss franc	(0.22)%	(43,581)	0.07%	15,493
U.S. dollar	(0.28)%	(56,796)	0.74%	177,029
Euro	0.11%	22,039	0.00%	0
Swedish krona	(0.01)%	(2,150)	0.00%	0
Norweigan krone	(0.02)%	(4,136)	0.00%	0
Polish zloty	0.00%	136	0.00%	0
South African rand	0.08%	18,012	0.00%	0
Mexican peso	0.03%	5,714	0.00%	0
New Zealand dollar	(0.02)%	(3,267)	0.00%	0

Total	(0.47)%	$(93,777)	1.59%	$378,433

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
REVENUES
Realized	$1,756,534	$5,841,398	$6,729,323
Change in unrealized	(1,475,374)	(392,928)	1,106,559
Interest income	278,113	275,738	475,355

Total revenues	559,273	5,724,208	8,311,237

EXPENSES
Brokerage commissions	1,647,827	1,735,735	1,844,194
Management fees	424,210	453,594	488,417
Incentive fees	237,102	360,737	1,069,763

Total expenses	2,309,139	2,550,066	3,402,374

NET INCOME (LOSS)	$(1,749,866)	$3,174,142	$4,908,863

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income (loss) per weighted average limited and general interest	$(19.52)	$31.80	$41.42

Weighted average number of limited and general interests outstanding	89,657	99,812	118,525

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2004, 2003 and 2002

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2001	129,886.499	$23,433,353	$236,726	$23,670,079
Net income for the year ended December 31, 2002		4,859,737	49,126	4,908,863
Redemptions	(24,430.227)	(4,947,486)	(49,941)	(4,997,427)

Trust capital at December 31, 2002	105,456.272	23,345,604	235,911	23,581,515
Net income for the year ended December 31, 2003		3,142,377	31,765	3,174,142
Redemptions	(12,494.281)	(2,966,023)	(29,985)	(2,996,008)

Trust capital at December 31, 2003	92,961.991	23,521,958	237,691	23,759,649
Net (loss) for the year ended December 31, 2004		(1,732,372)	(17,494)	(1,749,866)
Redemptions	(8,117.307)	(1,833,152)	(13,443)	(1,846,595)

Trust capital at December 31, 2004	84,844.684	$19,956,434	$206,754	$20,163,188

Net Asset Value per Limited and General Interest

December 31,
2004	2003	2002
$237.65	$255.58	$223.61

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trust

Diversified Futures Trust I (the “Trust”) was organized under the Delaware Statutory Trust Act on May 18, 1994 and will continue until December 31, 2020 unless terminated sooner under the provisions of the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The Trust was formed to engage in the speculative trading of commodity futures and forward contracts. The Trust’s trustee is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. The Trust and its Managing Owner, Prudential Securities Futures Management Inc., entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agreed to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia.

Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remains an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group, Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association. On April 1, 2004, PEG transferred the ownership of the Managing Owner and PFD Holdings, LLC, the direct parent of PFD to PSG.

On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner of the Trust) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management Inc. solicited proxies seeking approval from the Trust’s Interest holders for (i) the sale of the stock of Prudential Securities Futures Management Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of the Trust; and (iii) the approval of certain amendments to the Declaration of the Trust and Trust Agreement of the Trust. A report on Form 8-K describing the transaction was filed with the Securities Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

A.	General Description of the Trust (Continued)

As of October 1, 2004, Preferred acquired from PSG all of the outstanding stock of Prudential Securities Futures Management Inc. Immediately after such acquisition, Prudential Securities Futures Management Inc. was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of Prudential Securities Futures Management Inc. resigned. Following Preferred’s acquisition of Prudential Securities Futures Management Inc. and its merger with and into Preferred, Preferred became the successor Managing Owner of the Trust.

The term Managing Owner, as used herein, refers either to Prudential Securities Futures Management Inc. or Preferred, depending upon the applicable period discussed.

B.	Regulation

As a registrant with the Securities and Exchange Commission, the Trust is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Trust is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Trust trades.

C.	The Offering

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

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

D.	The Trading Managers

Since inception through January 21, 2003, all trading decisions were made for the Trust by John W. Henry & Company, Inc. (the “Initial Trading Manager”), an independent commodity trading manager. The Initial Trading Manager traded the Trust’s assets pursuant to four of its trading programs: the Financial and Metals Portfolio; the Global Financial Portfolio; the Original Investment Program; and the G-7 Currency Portfolio. The Managing Owner decided to pursue a diversified multi-manager approach for the Trust. To implement the change from a single to multi-manager strategy, the Trust’s advisory agreement with the Initial Trading Manager was terminated effective January 21, 2003. Three new trading managers and programs were selected by the Managing Owner to manage the Trust’s assets. On February 3, 2003, the Managing Owner and the Trust entered into an advisory agreement with Appleton Capital Management Ltd. (“Appleton”) to manage approximately 20% of the Trust’s assets pursuant to Appleton’s 25% Risk Program. On February 7, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, L.P. (“Graham”) to manage approximately 40% of the Trust’s assets utilizing Graham’s Global Diversified Program at 1.5x leverage. Lastly, on February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Aspect Capital Limited (“Aspect”) to manage on behalf of the Trust approximately 40% of the Trust’s assets employing Aspect’s Diversified Program. From January 21, 2003 until each trading manager began trading, all unallocated assets were invested in interest-bearing accounts. Pursuant to the advisory agreements, each of the trading managers (Appleton, Graham and Aspect) are paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager. The Trust did not incur commissions and management fees on the portion of assets unallocated to trading (i.e. the portion of assets previously managed by the Initial Trading Manager) until such time as Appleton, Graham and Aspect began trading. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner. The Managing Owner retains the authority to override trading instructions that violate the Trust’s trading policies.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The fair value of swap and forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income (loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of interests outstanding at period end, adjusted proportionately for interests redeemed based on their respective time outstanding during such year.

The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Account Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

B.	Income Taxes

The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Profit and Loss Allocation, Distributions and Redemptions

Net income or loss for both financial and tax reporting purposes is allocated monthly to all interest holders on a pro rata basis on each interest holder’s number of interests outstanding during the month.

Distributions (other than redemptions of interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the interest holders. The Managing Owner has not and does not intend to make any distributions.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.	Profit and Loss Allocation, Distributions and Redemptions (Continued)

The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any calendar quarter at the then current NAV per interest.

D.	Foreign currency transaction

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3. FEES

A.	Organizational and General and Administrative Costs

PEG or its affiliates paid the cost of organizing the Trust and offering its Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage, and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004 and by Preferred for the period October 1, 2004 to December 31, 2004.

B.	Management and Incentive Fees

The Trust paid the Initial Trading Manager a monthly management fee and quarterly incentive fee. Effective on October 1, 2000, the Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager was amended (the “Amended Advisory Agreement”). The Amended Advisory Agreement reduced the monthly management fee paid to the Initial Trading Manager from 1/3 of 1% (a 4% annual rate) of the Trust’s NAV as of the end of each month to 1/6 of 1% (a 2% annual rate). Additionally, if the Initial Trading Manager achieved “New High Net Trading Profits” (as defined in the Amended Advisory Agreement), the Initial Trading Manager would earn a 20% incentive fee as compared to a 15% incentive fee previously paid. The Managing Owner terminated the Trust’s Amended Advisory Agreement with the Initial Trading Manager, effective January 21, 2003. Three new trading managers and programs have been selected to manage the Trust’s assets as previously discussed in Note 1D. Pursuant to the advisory agreements, each of the trading managers are paid a monthly management fee equal to 1/6 of 1% (a 2% annual rate) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES (CONTINUED)

C.	Commissions

Prior to January 1, 2004, Prudential Securities Futures Management, Inc., as Managing Owner, on behalf of the Trust, entered into an agreement with PEG as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The monthly fee equals .64583 of 1% (7.75% per annum) of the Trust’s NAV as of the first day of each month. From this fee, PEG paid all of the Trust’s execution (including floor brokerage expenses and NFA, clearing and exchange fees) and account maintenance costs. As previously discussed in Note 1D, the Trust did not incur commissions during 2003 on the portion of assets unallocated to trading until such time as the new trading managers began trading.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by the Trust. Under the agreement, PFD’s transaction based fees will be paid out of the total fees paid by the Trust to Preferred.

Note 4. RELATED PARTIES

The Managing Owner or third parties engaged by the Managing Owner perform services for the Trust which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment function; investor communications; printing and other administrative services. Except for costs related to brokerage services, PEG or its affiliates paid all the costs of these services as well as the Trust’s routine operational, administrative, legal and auditing costs through September 30, 2004. Effective October 1, 2004, Preferred began performing such services for the Trust with the exception of brokerage services. Preferred pays all of the costs of such services.

The costs charged to the Trust for brokerage services for the years ended December 31, 2004, 2003 and 2002 were $1,647,827, $1,735,735 and $1,844,194, respectively.

The Trust’s assets are maintained either in trading or cash accounts at PFD, the Trust’s commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PFD credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust’s accounts.

The Trust, acting through its trading manager, executes over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The respective broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between the Trust and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market position of the Trust.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 5. INCOME TAXES

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

Credit Risk

When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e. some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as the Trust’s commodity broker (as defined in Note 4) is the sole counterparty. The Trust has entered into a master netting agreement with its broker and, as a result when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition; however, counterparty non-performance on only certain of the Trust’s contracts may result in greater loss than non-performance on all of the Trust’s contracts. The amount at risk associated with counterparty non-performance of all of the Trust’s contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trust, the Managing Owner has the right, among others, to terminate each trading manager if the net asset value allocated to the trading manager declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading manager as it, in good faith, deems to be in the best interests of the Trust.

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with its other assets. At December 31, 2004 and 2003, such segregated assets totaled $13,404,536 and $17,843,950, respectively. Part 30.7 of the CFTC regulations also requires the Trust’s futures commission merchant to secure assets of the Trust related to foreign futures trading which totaled $7,522,604 and $6,314,474 at December 31, 2004 and 2003, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2004, all of the Trust’s open futures and forward contracts mature within one year.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.

	2004	2003	2002
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value, beginning of year	$255.58	$223.61	$182.24

Net realized gain and change in net realized gain (loss) on commodity transactions (1)	4.73	54.91	66.56
Interest income (1)	3.10	2.75	4.03
Expenses (1)	(25.76)	(25.69)	(29.22)

Net increase (decrease) for the year	(17.93)	31.97	41.37

Net asset value, end of year	$237.65	$255.58	$223.61

Total Return
Total return before incentive fees	(5.90)%	15.79%	27.17%
Incentive fees	(1.12)%	(1.49)%	(4.47)%

Total Return after incentive fees	(7.02)%	14.30%	22.70%

Supplemental Data

Ratios to average net asset value:
Net investment loss before incentive fees (2)	(8.47)%	(7.92)%	(7.76)%
Incentive fees	(1.12)%	(1.49)%	(4.47)%

Net investment loss after incentive fees (2)	(9.59)%	(9.41)%	(12.23)%

Interest income	1.31%	1.14%	1.99%

Incentive fees	1.12%	1.49%	4.47%
Other expenses	9.78%	9.06%	9.75%

Total net expenses	10.90%	10.55%	14.22%

Total returns are calculated based on the change in value of a interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain and change in net unrealized gain/loss on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).