Form 10-K, Exhibit 13
period 2005-12-31
DIVERSIFIED FUTURES TRUST I
filed 2006-03-31
CIK 926805

DIVERSIFIED FUTURES TRUST I

ANNUAL REPORT

December 31, 2005

DIVERSIFIED FUTURES TRUST I

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Interest Owners of

Diversified Futures Trust I

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of Diversified Futures Trust I (the “Trust”) as of December 31, 2005, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2005, and the results of its operations and changes in its trust capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$17,583,861	$20,394,257
Net unrealized gain on open futures contracts	126,660	532,883
Net unrealized gain (loss) on open forward contracts	28,843	(93,777)

Total assets	$17,739,364	$20,833,363

LIABILITIES
Redemptions payable	$842,640	$513,955
Management fees payable	29,474	41,888
Commissions payable	54,522	114,332

Total liabilities	926,636	670,175

TRUST CAPITAL
Limited interests (71,586.736 and 83,974.684 interests outstanding) at December 31, 2005 and 2004	16,635,191	19,956,434
General interests (764 and 870 interests outstanding) at December 31, 2005 and 2004	177,537	206,754

Total trust capital	16,812,728	20,163,188

Total liabilities and trust capital	$17,739,364	$20,833,363

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.45%	$75,228	1.12%	$226,555
Currencies	0.00%	0	0.03%	6,225
Interest rates	0.14%	23,270	0.77%	154,841
Stock indices	0.22%	37,459	1.30%	260,855

Net unrealized gain on futures contracts purchased	0.81%	135,957	3.22%	648,476

Futures contracts sold:
Commodities	(0.45)%	(74,840)	(0.62)%	(125,504)
Interest rates	0.39%	65,543	0.06%	10,961
Stock indices	0.00%	0	(0.01)%	(1,050)

Net unrealized (loss) on futures contracts sold	(0.06)%	(9,297)	(0.57)%	(115,593)

Net unrealized gain on futures contracts	0.75%	$126,660	2.65%	$532,883

Forward contracts purchased:
Net unrealized gain (loss) on forward contracts purchased	0.85%	$142,620	(0.18)%	$(36,981)

Forward contracts sold:
Net unrealized gain (loss) on forward contracts sold	(0.68)%	(113,777)	(0.29)%	(56,796)

Net unrealized gain (loss) on forward contracts	0.17%	$28,843	(0.47)%	$(93,777)

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
REVENUES
Realized	$926,998	$1,756,534	$5,841,398
Change in unrealized	(283,603)	(1,475,374)	(392,928)
Interest income	583,481	278,113	275,738

Total revenues	1,226,876	559,273	5,724,208

EXPENSES
Brokerage commissions	1,387,137	1,647,827	1,735,735
Management fees	357,694	424,210	453,594
Incentive fees	0	237,102	360,737

Total expenses	1,744,831	2,309,139	2,550,066

NET INCOME (LOSS)	$(517,955)	$(1,749,866)	$3,174,142

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income (loss) per weighted average limited and general interest	$(6.49)	$(19.52)	$31.80

Weighted average number of limited and general interests outstanding	79,807	89,657	99,812

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2002	105,456.272	$23,345,604	$235,911	$23,581,515
Net income for the year ended December 31, 2003		3,142,377	31,765	3,174,142
Redemptions	(12,494.281)	(2,966,023)	(29,985)	(2,996,008)

Trust capital at December 31, 2003	92,961.991	23,521,958	237,691	23,759,649
Net (loss) for the year ended December 31, 2004		(1,732,372)	(17,494)	(1,749,866)
Redemptions	(8,117.307)	(1,833,152)	(13,443)	(1,846,595)

Trust capital at December 31, 2004	84,844.684	19,956,434	206,754	20,163,188
Net (loss) for the year ended December 31, 2005		(513,082)	(4,873)	(517,955)
Redemptions	(12,493.948)	(2,808,161)	(24,344)	(2,832,505)

Trust capital at December 31, 2005	72,350.736	$16,635,191	$177,537	$16,812,728

Net Asset Value per Limited and General Interest December 31,
2005	2004	2003
$232.38	$237.65	$255.58

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

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

Since inception through January 21, 2003, all trading decisions were made for the Trust by John W. Henry & Company, Inc. (the “Initial Trading Manager”), an independent commodity trading manager. The Initial Trading Manager traded the Trust’s assets pursuant to four of its trading programs: the Financial and Metals Portfolio; the Global Financial Portfolio; the Original Investment Program; and the G-7 Currency Portfolio. The Managing Owner decided to pursue a diversified multi-manager approach for the Trust. To implement the change from a single to multi-manager strategy, the Trust’s advisory agreement with the Initial Trading Manager was terminated effective January 21, 2003. Three new trading managers and programs were selected by the Managing Owner to manage the Trust’s assets. On February 3, 2003, the Managing Owner and the Trust entered into an advisory agreement with Appleton Capital Management Ltd. (“Appleton”) to manage approximately 20% of the Trust’s assets pursuant to Appleton’s 25% Risk Program. On February 7, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, L.P. (“Graham”) to manage approximately 40% of the Trust’s assets utilizing Graham’s Global Diversified Program at 1.5x leverage. Lastly, on February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Aspect Capital Limited (“Aspect”) to manage on behalf of the Trust approximately 40% of the Trust’s assets employing Aspect’s Diversified Program. From January 21, 2003 until each trading manager began trading, all unallocated assets were invested in interest-bearing accounts. Pursuant to the advisory agreements, each of the trading managers (Appleton, Graham and Aspect) are paid a monthly management fee equal to 1/12 of 2% annually and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager. The Trust did not incur commissions and management fees on the portion of assets unallocated to trading (i.e. the portion of assets previously managed by the Initial Trading Manager) until such time as Appleton, Graham and Aspect began trading. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner. The Managing Owner retains the authority to override trading instructions that violate the Trust’s trading policies.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3.	FEES

A.	Organizational and General and Administrative Costs

PEG or its affiliates paid the cost of organizing the Trust and offering its Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage, and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004 and by Preferred for the period October 1, 2004 to December 31, 2005.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3.	FEES (CONTINUED)

B.	Management and Incentive Fees

The Trust paid the Initial Trading Manager a monthly management fee and quarterly incentive fee. Effective on October 1, 2000, the Advisory Agreement among the Trust, the Managing Owner and the Initial Trading Manager was amended (the “Amended Advisory Agreement”). The Amended Advisory Agreement reduced the monthly management fee paid to the Initial Trading Manager from 1/12 of a 4% per annum rate of the Trust’s NAV as of the end of each month to 1/12 of a 2% per annum rate. Additionally, if the Initial Trading Manager achieved “New High Net Trading Profits” (as defined in the Amended Advisory Agreement), the Initial Trading Manager would earn a 20% incentive fee as compared to a 15% incentive fee previously paid. The Managing Owner terminated the Trust’s Amended Advisory Agreement with the Initial Trading Manager, effective January 21, 2003. Three new trading managers were selected to manage the Trust’s assets as previously discussed in Note 1D. Pursuant to the advisory agreements, each of the trading managers are paid a monthly management fee equal to 1/6 of 1% (a 2% annual rate) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each, which are the same rates that were paid to the Initial Trading Manager.

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

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

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

The costs charged to the Trust for brokerage services for the years ended December 31, 2005, 2004 and 2003 were $1,387,137, $1,647,827 and $1,735,735, respectively.

The Trust’s assets are maintained either in trading or cash accounts at PFD, the Trust’s commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PFD credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust’s accounts.

The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The respective broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between the Trust and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market position of the Trust.

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

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trust, the Managing Owner has the right, among others, to terminate each trading manager if the net asset value allocated to the trading manager declines by 33-1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading manager as it, in good faith, deems to be in the best interests of the Trust.

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $8,829,027 and $13,404,536, respectively. Part 30.7 of the CFTC regulations also requires the Trust’s futures commission merchant to secure assets of the Trust related to foreign futures trading which totaled $340,601 and $7,522,604 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all of the Trust’s open futures and forward contracts mature within two years.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value, beginning of year	$237.65	$255.58	$223.61

Net realized gain and change in net realized gain (loss) on commodity transactions (1)	9.28	4.73	54.91
Interest income (1)	7.31	3.10	2.75
Expenses (1)	(21.86)	(25.76)	(25.69)

Net increase (decrease) for the year	(5.27)	(17.93)	31.97

Net asset value, end of year	$232.38	$237.65	$255.58

Total Return
Total return before incentive fees	(2.22)%	(5.90)%	15.79%
Incentive fees	0.00%	(1.12)%	(1.49)%

Total return after incentive fees	(2.22)%	(7.02)%	14.30%

Supplemental Data
Ratios to average net asset value:
Net investment loss before incentive fees (2)	(6.59)%	(8.47)%	(7.92)%
Incentive fees	0.00%	(1.12)%	(1.49)%

Net investment loss after incentive fees	(6.59)%	(9.59)%	(9.41)%

Interest income	3.31%	1.31%	1.14%

Incentive fees	0.00%	1.12%	1.49%
Other expenses	9.90%	9.78%	9.06%

Total net expenses	9.90%	10.90%	10.55%

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