Form 10-K, Exhibit 13
period 2006-12-31
DIVERSIFIED FUTURES TRUST I
filed 2007-03-30
CIK 926805

DIVERSIFIED FUTURES TRUST I

ANNUAL REPORT

December 31, 2006

DIVERSIFIED FUTURES TRUST I

R EPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Diversified Futures Trust I

We have audited the accompanying statements of financial condition, including the condensed schedule of investments, of Diversified Futures Trust I (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the year ended December 31, 2004 were audited by another auditor whose report dated March 25, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Futures Trust I at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

R EPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Diversified Futures Trust I

We have audited the accompanying statements of operations and changes in trust capital of Diversified Futures Trust I for the year ended December 31, 2004. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in trust capital of Diversified Futures Trust I for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 25, 2005

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash in commodity trading accounts	$14,297,622	$17,583,861
Net unrealized gain (loss) on open futures contracts	(4,160)	126,660
Net unrealized gain on open forward contracts	76,103	28,843

Total assets	$14,369,565	$17,739,364

LIABILITIES
Redemptions payable	$1,330,406	$842,640
Management fees payable	23,867	29,474
Commissions payable	36,168	54,522

Total liabilities	1,390,441	926,636

TRUST CAPITAL
Limited interests (57,632.560 and 71,586.736 interests outstanding) at December 31, 2006 and 2005, respectively.	12,835,254	16,635,191
General interests (646 and 764 interests outstanding) at December 31, 2006 and 2005, respectively.	143,870	177,537

Total trust capital	12,979,124	16,812,728

Total liabilities and trust capital	$14,369,565	$17,739,364

Net Asset Value per Limited and General Interest

December 31,
2006	2005	2004
$222.71	$232.38	$237.65

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.37%	$47,853	0.45%	$75,228
Interest rates	0.00%	0	0.14%	23,270
Stock indices	0.00%	0	0.22%	37,459

Net unrealized gain on futures contracts purchased	0.37%	47,853	0.81%	135,957

Futures contracts sold:
Commodities	(0.40)%	(52,013)	(0.45)%	(74,840)
Interest rates	0.00%	0	0.39%	65,543

Net unrealized loss on futures contracts sold	(0.40)%	(52,013)	(0.06)%	(9,297)

Net unrealized gain (loss) on futures contracts	(0.03)%	$(4,160)	0.75%	$126,660

Forward contracts purchased:
Net unrealized gain on forward contracts sold	1.49%	$192,679	0.85%	$142,620

Forward contracts sold:
Net unrealized loss on forward contracts sold	(0.90)%	(116,576)	(0.68)%	(113,777)

Net unrealized gain on forward contracts	0.59%	$76,103	0.17%	$28,843

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
REVENUES
Realized	$150,177	$926,998	$1,756,534
Change in unrealized	(83,560)	(283,603)	(1,475,374)
Interest income	750,618	583,481	278,113

Total revenues	817,235	1,226,876	559,273

EXPENSES
Brokerage commissions	1,190,211	1,387,137	1,647,827
Management fees	306,529	357,694	424,210
Incentive fees	0	0	237,102

Total expenses	1,496,740	1,744,831	2,309,139

NET (LOSS)	$(679,505)	$(517,955)	$(1,749,866)

NET LOSS PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net (loss) per weighted average limited and general interest	$(10.10)	$(6.49)	$(19.52)

Weighted average number of limited and general interests outstanding	67,293	79,807	89,657

See accompanying notes.

DIVERSIFIED FUTURES TRUST I

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2006, 2005 and 2004

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2003	92,961.991	$23,521,958	$237,691	$23,759,649
Net (loss) for the year ended December 31, 2004		(1,732,372)	(17,494)	(1,749,866)
Redemptions	(8,117.307)	(1,833,152)	(13,443)	(1,846,595)

Trust capital at December 31, 2004	84,844.684	19,956,434	206,754	20,163,188
Net (loss) for the year ended December 31, 2005		(513,082)	(4,873)	(517,955)
Redemptions	(12,493.948)	(2,808,161)	(24,344)	(2,832,505)

Trust capital at December 31, 2005	72,350.736	16,635,191	177,537	16,812,728
Net (loss) for the year ended December 31, 2006		(672,157)	(7,348)	(679,505)
Redemptions	(14,072.176)	(3,127,780)	(26,319)	(3,154,099)

Trust capital at December 31, 2006	58,278.560	$12,835,254	$143,870	$12,979,124

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

The term (“Managing Owner”), as used herein, refers to Prudential Securities Futures Management Inc. (“PSFM”) up to September 30, 2004. As of October 1, 2004, Preferred Investment Solutions Corp. (“Preferred”) acquired from Prudential Securities Group Inc. (“PSG”) all of the outstanding stock of PSFM. Immediately after such acquisition, PSFM was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of PSFM resigned. Following Preferred’s acquisition of PSFM and its merger with and into Preferred, Preferred became the successor Managing Owner of the Trust.

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

The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

D.	The Trading Managers

Pursuant to the advisory agreements, each of the trading managers (Appleton Capital Management Ltd. (“Appleton”), Graham Capital Management, L.P. (“Graham”) and Aspect Capital Limited (“Aspect”)) are paid a monthly management fee equal to 1/12 of 2% annually and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner. Effective September 29, 2006, Preferred terminated the trading advisor agreement of Appleton, with the assets being reallocated to Graham and Aspect. After the termination of Appleton, Graham and Aspect each manage approximately 50% of the portfolio. The Managing Owner retains the authority to override trading instructions that violate the Trust’s trading policies.

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

The SEC Staff Accounting Bulletin (“SAB 108”), “Considering the Effects of Prior Year Misstatements When quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of the Trust has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Partnership recognize in its financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of the Trust has evaluated the impact of adopting FIN 48 on Trust’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on the Trust, as the Trust’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Trust is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to the Trust’s financial statements has not been determined.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded. The Trust receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

Note 3. FEES

A.	Organizational and General and Administrative Costs

Prudential Equity Group Inc. (“PEG”) or its affiliates paid the cost of organizing the Trust and offering its Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage, and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004 and by Preferred for the period October 1, 2004 to December 31, 2006.

B.	Management and Incentive Fees

Pursuant to the advisory agreements, Appleton, Graham and Aspect are paid a monthly management fee equal to 1/6 of 1% (a 2% annual rate) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to each.

C.	Commissions

Prior to January 1, 2004, Prudential Securities Futures Management, Inc. (PSFM), as Managing Owner, on behalf of the Trust, entered into an agreement with PEG as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The monthly fee equals approximately .65 of 1% (7.75% per annum) of the Trust’s NAV as of the first day of each month. From this fee, PEG paid all of the Trust’s execution (including floor brokerage expenses and NFA, clearing and exchange fees) and account maintenance costs.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to Prudential Financial Derivatives LLC (“PFD”) and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

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

The costs charged to the Trust for brokerage services for the years ended December 31, 2006, 2005 and 2004 were $1,190,211, $1,387,137 and $1,647,827, respectively.

The Trust’s assets are maintained either in trading or cash accounts at PFD, the Trust’s commodity broker, or for margin purposes, with the various exchanges on which the Trust is permitted to trade. PFD credits the Trust monthly with 100% of the interest it earns on the average net assets in the Trust’s accounts.

The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with its broker. The broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between the Trust and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market position of the Trust.

Note 5. INCOME TAX REPORTING

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

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $8,808,029 and $8,829,027, respectively. Part 30.7 of the CFTC regulations also requires the Trust’s futures commission merchant to secure assets of the Trust related to foreign futures trading which totaled $993,947 and $340,601 at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2006, all of the Trust’s open futures and forward contracts mature within two years.

DIVERSIFIED FUTURES TRUST I

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

	2006	2005	2004
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value, beginning of year	$232.38	$237.65	$255.58

Net realized gain and change in net realized gain on commodity transactions (1)	1.42	9.28	4.73
Interest income (1)	11.15	7.31	3.10
Expenses (1)	(22.24)	(21.86)	(25.76)

Net (decrease) for the year	(9.67)	(5.27)	(17.93)

Net asset value, end of year	$222.71	$232.38	$237.65

Total Return
Total return before incentive fees	(4.16)%	(2.22)%	(5.90)%
Incentive fees	0.00%	0.00%	(1.12)%

Total return after incentive fees	(4.16)%	(2.22)%	(7.02)%

Supplemental Data

Ratios to average net asset value:
Net investment loss before incentive fees (2)	(4.92)%	(6.59)%	(8.47)%
Incentive fees	0.00%	0.00%	(1.12)%

Net investment loss after incentive fees	(4.92)%	(6.59)%	(9.59)%

Interest income	4.95%	3.31%	1.31%

Incentive fees	0.00%	0.00%	1.12%
Other expenses	9.87%	9.90%	9.78%

Total net expenses	9.87%	9.90%	10.90%

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

Note 8. SUBSEQUENT EVENT

On December 31, 2006 the Managing Owner terminated the Trading Advisor agreements with Aspect and Graham and allocated those assets of the Trust to WCM Pool LLC (“WCM”), effective January 1, 2007. The trading advisor of WCM, is Winton Capital Management (“Winton”) and is paid a 2% per annum management fee, accrued and paid monthly by WCM. In addition, Winton is paid a 20% incentive fee, accrued monthly and paid quarterly based on Net New High Profits by the members of WCM.